Filed Pursuant to Rule 424(b)(5)
                                            Registration Statement No. 333-84418

PROSPECTUS SUPPLEMENT
(To prospectus dated March 27, 2002)

                          8,800,000 FELINE PRIDES(SM)
              (INITIALLY CONSISTING OF 8,800,000 INCOME PRIDES(SM))
                                    TXU CORP.
                                ----------------

     TXU Corp. is offering 8,800,000 FELINE PRIDES. The FELINE PRIDES initially will consist of units referred to as Income PRIDES, each with a stated amount of $50. Each Income PRIDES will include a purchase contract pursuant to which the holder will agree to purchase from TXU Corp. shares of its common stock, together with the attached preference stock purchase rights, on May 16, 2006, and TXU Corp. will make quarterly contract adjustment payments at the rate of 2.325% of $50 per year, as described in this prospectus supplement. Each Income PRIDES will also include $50 principal amount of TXU Corp.'s Senior Notes due May 16, 2008. The Senior Notes will bear interest at a rate of 5.8% per year. This rate is expected to be reset on or after November 16, 2005. The Senior Notes will not trade separately from the Income PRIDES unless and until substitution is made, the Income PRIDES are settled early or the Senior Notes are remarketed, all as described in this prospectus supplement. A holder may substitute U.S. Treasury securities for the Senior Notes in the manner described in this prospectus supplement. A unit consisting of a purchase contract and a substituted Treasury security is referred to as a Growth PRIDESSM.

     The Income PRIDES have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "TXUPrD," subject to official notice of issuance. On May 30, 2002, the last reported sale price of TXU Corp. common stock on the NYSE was $51.15 per share.

     Under a separate prospectus supplement, TXU Corp. is concurrently offering up to 12,650,000 shares of its common stock. This offering of Income PRIDES and the concurrent common stock offering are not contingent upon each other.

     INVESTING IN THE FELINE PRIDES INVOLVES RISKS THAT ARE DESCRIBED UNDER RISK FACTORS BEGINNING ON PAGE S-18 OF THIS PROSPECTUS SUPPLEMENT.

                                                                  Per Income PRIDES            Total
                                                                  -----------------            -----
Public offering price (1).................................              $50.00             $440,000,000
Underwriting discount.....................................               $1.50              $13,200,000
Proceeds, before expenses, to TXU Corp. ..................              $48.50             $426,800,000

(1) Plus accrued interest and accumulated contract adjustment payments from June 5, 2002, if settlement occurs after that date

     The underwriters may also purchase up to an additional 1,320,000 Income PRIDES at the public offering price less the underwriting discount within 30 days of the date of this prospectus supplement, with certain limitations, in order to cover overallotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

     The Income PRIDES are expected to be delivered in book-entry form through The Depository Trust Company on or about June 5, 2002.

MERRILL LYNCH & CO.
      BANC OF AMERICA SECURITIES LLC
           CREDIT SUISSE FIRST BOSTON
                 SALOMON SMITH BARNEY
                    COMMERZBANK SECURITIES
                         CREDIT LYONNAIS SECURITIES (USA) INC.

             The date of this prospectus supplement is May 31, 2002.

--------------------
(SM)Service Mark of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT

                                                                            Page
                                                                            ----

About This Prospectus Supplement.............................................S-2
Prospectus Supplement Summary................................................S-4
Risk Factors................................................................S-18
Selected Consolidated Income Statement Data of TXU Corp.
  and Subsidiaries..........................................................S-22
Consolidated Capitalization and Short-Term Debt of TXU Corp. and
  Subsidiaries..............................................................S-23
Dividends and Price Range of Common Stock...................................S-24
Use of Proceeds.............................................................S-24
Accounting Treatment........................................................S-25
Description of the Equity Units.............................................S-25
Description of the Purchase Contracts.......................................S-30
Other Provisions of the Purchase Contract Agreement and the
  Pledge Agreement..........................................................S-42
Specific Terms of the Senior Notes..........................................S-46
Material Federal Income Tax Consequences....................................S-53
ERISA Considerations........................................................S-59
Underwriting................................................................S-61
Experts.....................................................................S-64
Legality....................................................................S-64


                                   PROSPECTUS

About this Prospectus.........................................................2
Where You Can Find More Information...........................................2
Incorporation by Reference....................................................2
TXU Corp......................................................................3
TXU Capital III and TXU Capital IV............................................4
Use of Proceeds...............................................................5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges
  and Preference Dividends....................................................5
Description of TXU Corp. Capital Stock........................................5
Description of Stock Purchase Contracts and Stock Purchase
  Units.......................................................................8
Description of Debt Securities................................................8
Description of TXU Capital's Preferred Trust Securities and Common
  Trust Securities............................................................17
Description of the Guarantee..................................................24
Description of the Junior Subordinated Debentures.............................27
Plan of Distribution..........................................................37
Experts.......................................................................38
Legality......................................................................38


                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. Neither TXU Corp. nor any underwriter has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither TXU Corp. nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference which are described under INCORPORATION BY REFERENCE in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

     This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included in the documents incorporated by reference which are described under INCORPORATION BY REFERENCE in the accompanying prospectus.

                          PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                                    TXU CORP.

     TXU Corp. is a global energy services company that engages in

     o   electricity generation,

     o   wholesale energy marketing and trading,

     o   retail energy marketing,

     o   energy delivery,

     o   other energy-related services and

     o   through a joint venture, telecommunications services.

     Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that by January 1, 2002, each electric utility was required to separate, or unbundle, its business into the following: power generation operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. As a result, TXU Corp. restructured certain of its businesses effective January 1, 2002.

     As required by the 1999 Restructuring Legislation, TXU Corp.'s subsidiary, TXU US Holdings Company (US Holdings), formerly TXU Electric Company, filed its business separation plan with the Public Utility Commission of Texas (Texas
PUC). This business separation plan and the March 2000 application to the Texas PUC laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002.

     TXU Corp.'s principal subsidiaries, after restructuring on January 1, 2002, are:

     o US HOLDINGS - a holding company for TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its amended business separation plan, as approved by the Texas PUC on October 31, 2001, as of January 1, 2002 US Holdings transferred to Oncor its T&D business and to TXU Energy its generation assets and retail customers, which together comprised the integrated electric utility business conducted by US Holdings through December 31, 2001. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the REP of TXU SESCO Company; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. Also, the T&D business of TXU SESCO Company was transferred to Oncor. Through its subsidiaries, US Holdings is engaged in the generation of electricity, wholesale energy (electricity and natural gas) marketing and trading and risk management, and retail energy sales and services primarily in the United States and also in parts of Canada, as well as the transmission and distribution of electricity in Texas.

     o TXU GAS - an integrated company engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. Divisions of TXU Gas include TXU Lone Star

         Pipeline, owner and operator of interconnected natural gas transmission and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas, and TXU Gas Distribution, one of the largest gas distribution companies in the United States and the largest in Texas.

     o TXU EUROPE LIMITED (TXU Europe) - a holding company for TXU Corp.'s European operations. TXU Europe's operations in the United Kingdom (UK) and other parts of Europe are primarily conducted through subsidiaries of TXU Europe Group Plc. TXU Europe serves approximately 5.7 million electricity and gas customers in the UK and is one of the largest suppliers (retailers) in England and Wales. Subsidiaries of TXU Europe also include TXU Europe Power Limited, a large generator of electricity in the UK; TXU UK Limited, one of the largest retail suppliers of natural gas in the UK; and TXU Europe Energy Trading Limited and other subsidiaries engaged in wholesale energy marketing and trading and risk management in the UK and in the central and Nordic regions of Europe.

     o TXU AUSTRALIA HOLDINGS (PARTNERSHIP) LIMITED PARTNERSHIP (TXU Australia) - a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia; TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria; and TXU Pty. Ltd., which retails natural gas in Victoria. TXU Electricity Limited serves over 533,000 customers in the state of Victoria, including suburban Melbourne, the second-largest city in Australia. TXU Networks (Gas) Pty. Ltd. has over 450,000 supply points. TXU Pty. Ltd. retails natural gas to approximately 427,000 customers. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,330 megawatt Torrens Island power station in South Australia. TXU Australia also has a portfolio management and energy trading operation that manages its price and volume risks.

     o TXU BUSINESS SERVICES COMPANY (TXU Business Services) - a provider of financial, accounting, information technology, environmental, customer, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

     In addition, TXU Corp. owns a 50% interest in Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company (TXU Communications). TXU Communications operates an integrated telecommunications platform, including an established incumbent local exchange carrier, as well as an emerging integrated communications provider and fiber optic transport business operating primarily in the Texas market. TXU Communications currently has over 225,000 access lines, including 58,000 competitive lines, and owns and operates a state-of-the-art fiber optic network spanning more than 2,200 route miles (60,000 fiber miles).

     In conjunction with its realignment into the corporate structure summarized above, effective as of January 1, 2002, TXU Corp. also realigned its businesses into the following operating business segments:

     o US ENERGY - operations involving the generation of electricity, wholesale energy marketing and trading and risk management, and retail energy sales and services in the US and parts of Canada. This segment consists of all operations, other than the transmission and distribution business, of the former US Electric segment and the former US Energy segment.

     o US ENERGY DELIVERY - operations involving the transmission and distribution of electricity and the purchase, transmission, distribution and sale of natural gas in Texas. This segment consists of the transmission and distribution operations of the former US Electric segment and the operations of the former US Gas segment.

     o INTERNATIONAL ENERGY - operations involving the generation of electricity, wholesale energy marketing and trading and risk management, and retail energy sales and services in Europe and Australia. This segment consists of the operations of the former Europe and Australia segments.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION in the accompanying prospectus.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                SIGNIFICANT ISSUES AFFECTING THE ENERGY INDUSTRY

     There are a number of significant issues affecting the global energy industry as markets have become deregulated and more competitive. Before purchasing the FELINE PRIDES, investors should carefully consider these issues and each of the risks and uncertainties associated with these issues. These issues and the risks and uncertainties associated with these issues, as they relate to TXU Corp., are discussed in detail in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and include:

     o Most of TXU Corp.'s businesses are no longer guaranteed any rate of return on their capital investments through mandated rates. Some of TXU Corp.'s businesses operate in market environments that have recently been deregulated or that are continuing to change. TXU Corp. will need to adapt to these changes and may face significant competition from other market participants.

     o There can be significant volatility in market prices for fuel, electricity and natural gas, and there are other financial, counterparty and market risks that are beyond the control of TXU Corp. Many, but not all, of the risks associated with TXU Corp.'s businesses can be hedged. TXU Corp.'s failure to properly hedge its assets or positions against changes in commodity prices, interest or currency exchange rates, counterparty credit risk or other risk measures could significantly impair its future financial results. Further, the risk management procedures TXU Corp. utilizes may not work as planned.

     o There are various regulatory proceedings pending that may impact both TXU Corp.'s regulated and unregulated businesses. TXU Corp. is unable to predict the outcome of these proceedings. These and future regulatory actions could have a significant impact on TXU Corp.'s operations and financial results.

     o There are significant costs associated with compliance with environmental regulations, and future regulations could have an even greater financial impact.

     o TXU Corp. could have liquidity needs that could be difficult to satisfy under some circumstances.

     The issues and associated risks and uncertainties described above are not the only ones TXU Corp. may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair TXU Corp.'s businesses in the future.

     Before purchasing FELINE PRIDES, you should also consider the risks discussed under RISK FACTORS beginning on page S-18 of this prospectus supplement.

                               CONCURRENT OFFERING

     In addition to the Income PRIDES offered by this prospectus supplement, TXU Corp. is concurrently offering up to 12,650,000 shares of its common stock under a separate prospectus supplement. This offering of Income PRIDES and the concurrent common stock offering are not contingent upon each other.

                               THE OFFERING -- Q&A

WHAT ARE FELINE PRIDES?

     The FELINE PRIDES consist of units referred to as Income PRIDES and Growth PRIDES. In this prospectus supplement, FELINE PRIDES are referred to as Equity Units, Income PRIDES are referred to as Corporate Units and Growth PRIDES are referred to as Treasury Units. The Equity Units offered will initially consist of 8,800,000 Corporate Units (10,120,000 Corporate Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50. From each Corporate Unit, the holder may create a Treasury Unit, as described below.

WHAT ARE THE COMPONENTS OF CORPORATE UNITS?

     Each Corporate Unit will consist of a purchase contract and, initially, $50 principal amount of Senior Notes. The Senior Note that is a component of each Corporate Unit will be owned by the holder of the Corporate Unit, but it will be pledged to TXU Corp. to secure the holder's obligations under the purchase contract. If the Senior Notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in a Treasury portfolio of zero-coupon U.S. Treasury securities as further described herein will replace the Senior Notes as a component of each Corporate Unit and will be pledged to TXU Corp. to secure the holder's obligations under the purchase contract.

WHAT IS A PURCHASE CONTRACT?

     Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates TXU Corp. to sell, on May 16, 2006, for $50, a number of newly issued shares of TXU Corp. common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under DESCRIPTION OF THE PURCHASE CONTRACTS -- "Anti-Dilution Adjustments," as follows:

     o if the applicable market value of TXU Corp. common stock is less than or equal to the reference price, the settlement rate will be 0.9775;

     o if the applicable market value of TXU Corp. common stock is equal to or greater than the threshold appreciation price, the settlement rate will be 0.7947; and

     o if the applicable market value of TXU Corp. common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $50 divided by the applicable market value.

     "Applicable market value" means the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 16, 2006. The "reference price" is $51.15, which is the last reported sale price of TXU Corp. common stock on the NYSE on May 30, 2002. The "threshold appreciation" price is $62.9145.

     At the option of each holder, a purchase contract may be settled early. If a purchase contract is settled early, 0.7947 shares of TXU Corp. common stock will be issued per purchase contract.

WHAT ARE TREASURY UNITS?

     Treasury Units are Equity Units consisting of a purchase contract and a 1/20, or 5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on May 15, 2006. The ownership interests in the Treasury securities that are components of each Treasury Unit will be pledged to TXU Corp. to secure the holder's obligations under the purchase contract.

HOW CAN I CREATE TREASURY UNITS FROM CORPORATE UNITS?

     If a Treasury portfolio has not replaced the Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of the Senior Notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding May 16, 2006, to substitute for the Senior Notes held by the collateral agent zero-coupon Treasury securities (CUSIP No. 912820BS5) that mature on May 15, 2006, in an aggregate principal amount at maturity equal to the aggregate principal amount of the Senior Notes for which substitution is being made. These substitutions will create Treasury Units, and the pledged Senior Notes will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 20 Corporate Units.

     If a Treasury portfolio has replaced the Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of the Senior Notes or a tax event redemption, holders of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interest in the Treasury portfolio held by the collateral agent, at any time on or prior to the second business day immediately preceding May 16, 2006 and only in integral multiples of 40,000 Corporate Units. In such a case, holders would also obtain the release of the applicable ownership interest in the appropriate Treasury portfolio rather than a release of the Senior Notes.

HOW CAN I RECREATE CORPORATE UNITS FROM TREASURY UNITS?

     If a Treasury portfolio has not replaced the Senior Notes as a component of the Corporate Units as a result of either a successful remarketing of the Senior Notes or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding May 16, 2006, to substitute the Senior Notes for any related Treasury securities held by the collateral agent in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Corporate Units, and the Treasury securities will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

     If a Treasury portfolio has replaced the Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of the Senior Notes or a tax event redemption, holders of the Treasury Units may recreate Corporate Units by making substitutions of the applicable ownership interest in the Treasury portfolio for Treasury securities held by the collateral agent, at any time on or prior to the second business day immediately preceding May 16, 2006 and only in integral multiples of 40,000 Treasury Units. In such a case, holders would also obtain the release of the Treasury securities for which substitution is being made.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF CORPORATE UNITS?

     Holders of Corporate Units will be entitled to receive total cash distributions at the rate of 8.125% of the $50 stated amount per year, payable quarterly in arrears. These cash distributions will consist of:

     o interest on the Senior Notes or cash distributions on the applicable ownership interest of the Treasury portfolio, as applicable, at the rate of 5.8% of $50 per year, and

     o distributions of contract adjustment payments payable by TXU Corp. at the rate of 2.325% of $50 per year, subject to TXU Corp.'s right to defer the payment of such contract adjustment payments.

     If the initial reset date is not also a regular quarterly interest payment date, holders of Corporate Units are also entitled to receive an interest payment on the initial reset date of interest accrued on the Senior Notes from the most recent interest payment date to, but excluding, the initial reset date. The cash distribution on each Corporate Unit on August 16, 2002 will be $.8012. Subject to TXU Corp.'s right to defer contract adjustment payments, each regular quarterly cash distribution on each Corporate Unit thereafter will be $1.0156, except on February 16, 2006 if the initial reset date is prior to February 16, 2006.

     TXU Corp.'s obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its senior indebtedness. In addition, original issue discount, or OID, for United States federal income tax purposes will accrue on each Senior Note. TXU Corp. is not entitled to defer interest payments on the Senior Notes.

WHAT PAYMENTS AM I ENTITLED TO IF I CONVERT MY CORPORATE UNITS TO TREASURY
UNITS?

     Holders who create Treasury Units will be entitled to receive quarterly cash distributions of contract adjustment payments payable by TXU Corp. at the rate of 2.325% of $50 per year, subject to TXU Corp.'s right of deferral described herein. In addition, OID will accrue on each related Treasury security.

DOES TXU CORP. HAVE THE OPTION TO DEFER CURRENT PAYMENTS?

     TXU Corp. has the right to defer the payment of contract adjustment payments until no later than May 16, 2006. Any deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 8.125% per year until paid, compounded quarterly, to but excluding May 16, 2006. TXU Corp. is not entitled to defer payments of interest on the Senior Notes. In the event TXU Corp. exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, TXU Corp. will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock.

WHAT ARE THE PAYMENT DATES FOR THE CORPORATE UNITS?

     The current payments described above in respect of the Corporate Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002. There will also be a payment on the Corporate Units on the initial reset date discussed below if that date is not also a regular quarterly interest payment date. In the case of contract adjustment payments, the payments will be payable to but excluding the earlier of May 16, 2006 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the Senior Notes are described below under the questions and answers beginning with "What interest payments will I receive on the Senior Notes?"

WHAT IS REMARKETING?

     The Senior Notes of Corporate Unit holders will be remarketed on the third business day immediately preceding the initial reset date. The initial reset date for the Senior Notes may be any business day, as selected by TXU Corp. in its sole discretion, from November 16, 2005 to February 16, 2006. The remarketing agent will use its reasonable efforts to obtain a price for the Senior Notes of approximately 100.5% of the purchase price for the remarketing Treasury portfolio. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase the remarketing Treasury portfolio. The remarketing Treasury portfolio will be substituted for the Senior Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the purchase contracts. When paid at maturity, an amount of the remarketing Treasury portfolio equal to the principal amount of the substituted Senior Notes will automatically be applied to satisfy the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the related purchase contracts on May 16, 2006.

     In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the remarketing Treasury portfolio purchase price from any amount of the proceeds from the remarketing of the Senior Notes in excess of the remarketing Treasury portfolio purchase price. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the Senior Notes, if any, for the benefit of the holders.

     If the remarketing of Senior Notes on the third business day immediately preceding the initial reset date fails because the remarketing agent cannot obtain a price for the Senior Notes of at least 100% of the remarketing Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the interest rate on the Senior Notes will not be reset, the Senior Notes will continue to be a component of Corporate Units and another remarketing will be attempted on the third business day immediately preceding May 16, 2006.

     The Senior Notes that are components of Corporate Units whose holders have failed to notify the purchase contract agent on or prior to the fifth business day before May 16, 2006 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed on the third business day immediately preceding May 16, 2006. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the Senior Notes of approximately 100.5% of the aggregate principal amount of the Senior Notes. A portion of the proceeds from the remarketing equal to the aggregate principal amount of the Senior Notes will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the related purchase contracts on May 16, 2006.

     The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed Senior Notes from any amount of the proceeds from this remarketing of the Senior Notes in excess of the aggregate principal amount of those remarketed Senior Notes. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of those Senior Notes, if any, for the benefit of the holders.

     If the remarketing of the Senior Notes on the third business day immediately preceding May 16, 2006 fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the Senior Notes or a condition precedent to such remarketing has not been satisfied, TXU Corp. will exercise its rights as a secured party to dispose of the Senior Notes that are included in Corporate Units in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holders' obligations to purchase TXU Corp. common stock under the related purchase contracts on May 16, 2006. If the remarketing fails, holders of the Senior Notes that are not included in Corporate Units will have the option to put their Senior Notes to TXU Corp. at a price of 100% of the principal amount plus accrued and unpaid interest, if any.

WHAT ARE THE TREASURY PORTFOLIOS?

     The Treasury portfolio to be purchased in the context of a remarketing is a portfolio of zero-coupon U.S. Treasury securities consisting of:

     o interest or principal strips of U.S. Treasury securities that mature on or prior to May 15, 2006 in an aggregate amount equal to the principal amount of the Senior Notes included in the Corporate Units;

     o with respect to the originally scheduled quarterly interest payment date on the Senior Notes that would have occurred on May 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to May 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on May 16, 2006 on the principal amount of the Senior Notes that would have been included in the Corporate Units assuming no remarketing and assuming no reset of the interest rate on the Senior Notes; and

     o if the initial reset date occurs prior to February 16, 2006, with respect to the originally scheduled quarterly interest payment date on the Senior Notes that would have occurred on February 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to February 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on February 16, 2006 on the principal amount of the Senior Notes that would have been included in the Corporate Units assuming no remarketing and assuming no reset of the interest rate on the Senior Notes and assuming that interest on the Senior Notes accrued only from the initial reset date to, but excluding, February 16, 2006.

     For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption."

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY SENIOR NOTES?

     Holders of Senior Notes that are not components of Corporate Units may elect, in the manner described in this prospectus supplement, to have their Senior Notes remarketed by the remarketing agent.

BESIDES PARTICIPATING IN A REMARKETING, HOW WILL I SATISFY MY OBLIGATIONS UNDER THE PURCHASE CONTRACTS?

     Holders of Equity Units may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

     o by settling the purchase contracts with cash on the business day prior to May 16, 2006, with prior notification to the purchase contract agent;

     o through early settlement by the earlier delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; or

     o without any further action, upon the termination of the purchase contracts as a result of a bankruptcy, insolvency or reorganization of TXU Corp.

     If a holder does not participate in a remarketing and does not give notice to the purchase contract agent that the holder intends to settle the purchase contract with cash on the business day prior to May 16, 2006, TXU Corp. will exercise its rights as a secured party in respect of the pledged Senior Notes, Treasury portfolio or Treasury securities, as the case may be, to satisfy the holder's obligation to purchase TXU Corp. common stock.

     If the holder of an Equity Unit settles a purchase contract early or if the holder's purchase contract is terminated as a result of a bankruptcy, insolvency or reorganization of TXU Corp., that holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

WHAT INTEREST PAYMENTS WILL I RECEIVE ON THE SENIOR NOTES?

     Interest payments on the Senior Notes will be payable initially at the annual rate of 5.8% of the principal amount of $50 to, but excluding, the initial reset date, or May 16, 2006 if the interest rate is not reset on the initial reset date. The Senior Notes will bear interest from the initial reset date, or May 16, 2006, as applicable, at the reset rate to, but excluding, May 16, 2008.

     For United States federal income tax purposes, OID will accrue on the Senior Notes.

WHAT ARE THE PAYMENT DATES ON THE SENIOR NOTES?

     On or prior to the initial reset date, or May 16, 2006 if the interest rate on the Senior Notes is not reset on the initial reset date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2002. If the remarketing on the third business day immediately preceding the initial reset date is successful and the initial reset date is not otherwise an interest payment date, an interest payment also will be payable on the initial reset date equal to the interest accrued from the most recent interest payment date to, but excluding, the initial reset date. After the initial reset date, or May 16, 2006 if the interest rate on the Senior Notes is not reset on the initial reset date, interest payments will be payable semi-annually in arrears on each May 16 and November 16.

WHEN WILL THE INTEREST RATE ON THE SENIOR NOTES BE RESET?

     Unless a tax event redemption has occurred, the reset interest rate on the Senior Notes will be determined on the third business day immediately preceding the initial reset date and that reset rate will become effective on the initial reset date. However, if the remarketing of the Senior Notes on the third business day immediately preceding the initial reset date results in a failed remarketing, the interest rate will not be reset on the initial reset date and instead the reset interest rate will be determined on the third business day immediately preceding May 16, 2006 and that reset rate will become effective on May 16, 2006.

WHAT IS THE RESET RATE?

     In the case of a determination of the reset rate on the third business day immediately preceding the initial reset date, the reset rate will be the rate determined by the reset agent as the rate the Senior Notes should bear in order for the Senior Notes included in Corporate Units to have an approximate aggregate market value on the initial reset date of 100.5% of the remarketing Treasury portfolio purchase price. In the case of a determination of the reset rate on the third business day immediately preceding May 16, 2006, the reset rate will be the rate determined by the reset agent as the rate the Senior Notes should bear in order for each Senior Note to have an approximate market value on May 16, 2006 of 100.5% of the principal amount of that Senior Note. TXU Corp. may limit any reset rate to not higher than 200 basis points (2.0%) over the yield on the applicable benchmark Treasury, as discussed in this prospectus supplement. In addition, any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

WHEN MAY THE SENIOR NOTES BE REDEEMED?

     The Senior Notes are redeemable at TXU Corp.'s option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following a redemption of the Senior Notes in those circumstances, which is referred to as a tax event redemption, prior to a remarketing of the Senior Notes on the third business day immediately preceding the initial reset date or May 16, 2006, as applicable, holders that own Corporate Units will own the applicable ownership interest in a tax event Treasury portfolio as a component of their Corporate Units.

     For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption."

WHAT IS THE RANKING OF THE SENIOR NOTES?

     The Senior Notes will rank equally with all of TXU Corp.'s other senior unsecured debt. The indenture under which the Senior Notes will be issued does not limit the amount of debt TXU Corp. or any of its subsidiaries may incur. Because TXU Corp. is a holding company that conducts all of its operations through its subsidiaries, holders of Senior Notes will generally have a position junior to the claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. See DESCRIPTION OF DEBT SECURITIES in the accompanying prospectus.

WILL THERE BE A LIMITATION ON LIENS?

     TXU Corp. may not grant a lien on the capital stock of any of its subsidiaries to secure indebtedness of TXU Corp. without similarly securing the Senior Notes, with certain exceptions. The granting of liens by TXU Corp.'s subsidiaries is not restricted in any way. See DESCRIPTION OF DEBT SECURITIES -- "Limitation on Liens" in the accompanying prospectus.

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE CORPORATE UNITS, TREASURY UNITS AND SENIOR NOTES?

     TXU Corp. intends to treat the Senior Notes as contingent payment debt instruments that are subject to the contingent payment debt instrument rules for United States federal income tax purposes. Accordingly, through the initial reset date, and possibly thereafter, a holder of Corporate Units or Senior Notes will be required to include in gross income an amount in excess of the interest actually received in respect of the Senior Notes, regardless of the holder's usual method of tax accounting, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of the Senior Notes or of the Corporate Units, to the extent such income is allocable to Senior Notes. A beneficial owner of Treasury Units will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If a Treasury portfolio has replaced the Senior Notes as a component of Corporate Units as a result of a successful remarketing of the Senior Notes or a tax event redemption, a beneficial owner of Corporate Units will be required to include in gross income its allocable share of OID on the applicable Treasury portfolio as it accrues on a constant yield to maturity basis. To the extent TXU Corp. is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to the beneficial owners of Equity Units, but holders may want to consult their tax advisors concerning possible alternative characterizations. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

WHAT ARE THE RIGHTS AND PRIVILEGES OF THE TXU CORP. COMMON STOCK?

     The shares of TXU Corp. common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of TXU Corp. common stock and TXU Corp.'s shareholder rights plan in this prospectus supplement under the heading Risk Factors and in the accompanying prospectus under the heading Description of TXU CORP. Capital Stock.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, the Senior Notes, the Corporate Units and the Treasury Units, and the transformation of Corporate Units into Treasury Units and separate Senior Notes.

     The following diagrams also assume that the Senior Notes are successfully remarketed, that the reset interest rate on the Senior Notes is determined on the third business day immediately preceding the initial reset date, that there is no early settlement and that the payment of contract adjustment payments is not deferred.

PURCHASE CONTRACT

     Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of TXU Corp. common stock at the end of four years. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.


                               (GRAPHICS OMITTED)

[GRAPHICS: (1) Chart showing the relationship between the value of shares delivered at maturity of purchase contracts and the price of TXU Corp. common stock, illustrating that the value of shares delivered at maturity will be greatest if the price of TXU Corp. common stock at maturity exceeds the threshold appreciation price, and least if the TXU Corp. common stock price at maturity is less than or equal to the reference price; and (2) Chart showing relationship between the percentage of shares delivered at maturity of purchase contracts and the price of TXU Corp. common stock, illustrating that the percentage of shares delivered at maturity will be the greatest if the price of TXU Corp. common stock at maturity is less than or equal to the reference price, and least if the TXU Corp. common stock price at maturity equals the threshold appreciation price.]


-----------

(1) For each of the percentage categories shown, the percentage of shares to be delivered upon each settlement to a holder of Corporate Units or Treasury Units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $50 divided by the reference price.
(2) If the applicable market value of TXU Corp. common stock is less than or equal to $51.15, the reference price, the number of shares to be delivered will be calculated by dividing $50 by $51.15. The "applicable market value" means the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 16, 2006.
(3) If the applicable market value of TXU Corp. common stock is between $51.15 and $62.9145, the threshold appreciation price, the number of shares to be delivered will be calculated by dividing $50 by the applicable market value.
(4) If the applicable market value of TXU Corp. common stock is greater than or equal to $62.9145, the number of shares to be delivered will be calculated by dividing $50 by $62.9145.
(5) The "reference price" is $51.15, which is the last reported sale price of TXU Corp. common stock as reported on the NYSE on May 30, 2002.
(6)  The "threshold appreciation price" is $62.9145.

CORPORATE UNITS

     Each Corporate Unit consists of two components as described below:


                                (GRAPHIC OMITTED)

[GRAPHIC: Chart showing the two components of Corporate Units: a purchase contract with one settlement date and a Senior Note.]


     o The holder owns a Senior Note but will pledge it to TXU Corp. to secure the holder's obligations under the purchase contract.

     o Following the remarketing of the Senior Notes, the applicable ownership interest in the remarketing Treasury portfolio will replace the Senior Note as a component of the Corporate Unit.

TREASURY UNITS

     Each Treasury Unit consists of two components as described below:


                                (GRAPHIC OMITTED)

[GRAPHIC: Showing the two components of Treasury Units: a purchase contract with one settlement date and a Treasury security.]


     o The holder owns the Treasury security but will pledge it to TXU Corp. to secure the holder's obligations under the purchase contract.

SENIOR NOTES

     Each Senior Note has the terms described below:


                                (GRAPHIC OMITTED)

[GRAPHIC: Chart showing the terms of the Senior Notes, including interest rate, interest reset date, interest payment dates and maturity date.]

TRANSFORMING CORPORATE UNITS INTO TREASURY UNITS AND SENIOR NOTES

     o To create a Treasury Unit, the holder separates a Corporate Unit into its components -- the purchase contract and the Senior Note -- and then combines the purchase contract with an ownership interest in a zero-coupon Treasury security that matures the business day immediately preceding the settlement date of the purchase contract.

     o The holder owns the ownership interest in the Treasury security but will pledge it to TXU Corp. to secure the holder's obligations under the purchase contract.

     o The Treasury security together with the purchase contract constitute a Treasury Unit. The Senior Note, which is no longer a component of the Corporate Unit, is tradeable as a separate security.


                                (GRAPHIC OMITTED)

[GRAPHIC: Chart showing how to transform Corporate Units into Treasury Units and Senior Notes by substituting Treasury securities for Senior Notes.]


     o Following a successful remarketing of the Senior Notes or a tax event redemption, upon the transformation of a Corporate Unit into a Treasury Unit, the applicable ownership interest in a Treasury portfolio, rather than the Senior Note, will be released to the holder and will no longer trade as part of an Equity Unit.

     o The holder can also transform Treasury Units and Senior Notes into Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will trade as a separate security.

     The transformation of Corporate Units into Treasury Units and Senior Notes, and the transformation of Treasury Units and Senior Notes into Corporate Units, requires certain minimum amounts of securities, as more fully described in this prospectus supplement.

                                  RISK FACTORS

     Before purchasing the Equity Units, investors should carefully consider the following risk factors together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the Equity Units.

INVESTORS ASSUME THE RISK THAT THE MARKET VALUE OF TXU CORP.
COMMON STOCK MAY DECLINE.

     Although holders of Equity Units will be the beneficial owners of the related Senior Notes, Treasury portfolio or Treasury securities, as the case may be, they do have an obligation pursuant to the purchase contract to buy TXU Corp. common stock. Unless holders pay cash to satisfy their obligations under the purchase contracts or the purchase contracts are terminated due to a bankruptcy, insolvency or reorganization of TXU Corp., either the principal of the applicable ownership interest of the appropriate Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the Senior Notes, in the case of Corporate Units, or the principal of the related Treasury securities when paid at maturity, in the case of Treasury Units, will automatically be used to purchase a specified number of shares of TXU Corp. common stock on behalf of Equity Unit holders on May 16, 2006. The market value of the TXU Corp. common stock that Equity Unit holders receive on that date may not equal or exceed the effective price per share of $51.15 paid for the TXU Corp. common stock when they purchased the Equity Units. If the applicable market value of the TXU Corp. common stock is less than $51.15 per share on that date, the aggregate market value of the TXU Corp. common stock issued pursuant to each purchase contract on that date will be less than the effective price per share paid for the TXU Corp. common stock when Equity Unit holders purchased the Equity Units. Accordingly, Equity Unit holders assume the risk that the market value of the TXU Corp. common stock may decline and that the decline could be substantial.

THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN THE EQUITY UNITS IS LESS THAN THAT PROVIDED BY A DIRECT INVESTMENT IN TXU CORP. COMMON STOCK.

     The opportunity for equity appreciation afforded by investing in the Equity Units is less than the opportunity for equity appreciation if an investor invested directly in TXU Corp. common stock. This opportunity is less because the market value of TXU Corp. common stock to be received pursuant to the purchase contract on May 16, 2006 (assuming that the market value on that date is the same as the applicable market value of TXU Corp. common stock) will only exceed the effective price per share of $51.15 paid by investors for TXU Corp. common stock when they purchased Equity Units if the applicable market value of TXU Corp. common stock on that date exceeds the threshold appreciation price (which represents an appreciation of approximately 23% over $51.15) on that date. This situation occurs because in this event, investors would receive on May 16, 2006 only approximately 81.3% (the percentage equal to $51.15 divided by the threshold appreciation price) of the shares of TXU Corp. common stock that an investor would have received if the investor had made a direct investment in TXU Corp. common stock on the date of this prospectus supplement.

THE TRADING PRICES FOR THE EQUITY UNITS WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF TXU CORP. COMMON STOCK.

     The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of TXU Corp. common stock, the general level of interest rates and TXU Corp.'s credit quality. It is impossible to predict whether the price of the TXU Corp. common stock or interest rates will rise or fall. Trading prices of the TXU Corp. common stock will be influenced by TXU Corp.'s operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales by TXU Corp. of substantial amounts of its common stock in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of TXU Corp.'s common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the TXU Corp. common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, Senior Notes and TXU Corp. common stock.

HOLDERS OF EQUITY UNITS WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO TXU CORP. COMMON STOCK BUT WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO TXU CORP. COMMON STOCK.

     Holders of Equity Units will not be entitled to any rights with respect to the TXU Corp. common stock (including, without limitation, voting rights, rights to receive any dividends or other distributions on the TXU Corp. common stock and any rights under TXU Corp.'s shareholder rights plan), but will be subject to all changes affecting the common stock. Holders of Equity Units will only be entitled to rights on the TXU Corp. common stock if and when TXU Corp. delivers shares of TXU Corp. common stock upon settlement of Equity Units on May 16, 2006 (and then, only with respect to the shares actually delivered on or before such date), or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to TXU Corp.'s Restated Articles of Incorporation in connection with a recapitalization of TXU Corp. and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the TXU Corp. common stock to holders of Equity Units, those holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of TXU Corp. common stock.

FUTURE ISSUANCES BY TXU CORP. OF ADDITIONAL SHARES OF ITS COMMON STOCK MAY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK.

     The number of shares of TXU Corp. common stock that holders of Equity Units are obligated to purchase on May 16, 2006, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by TXU Corp. that significantly modify its capital structure. TXU Corp. will not adjust the number of shares of TXU Corp. common stock that the holders are to receive on May 16, 2006 or as a result of early settlement of a purchase contract, for other events, including offerings by TXU Corp. of its common stock for cash, settlement of purchase contracts that are components of securities of TXU Corp. that are similar to the Equity Units or in connection with acquisitions. TXU Corp. is not restricted from issuing additional shares of its common stock during the term of the purchase contracts and has no obligation to consider the interests of holders of Equity Units for any reason. If TXU Corp. issues additional shares of its common stock, that may materially and adversely affect the price of TXU Corp. common stock and, because of the relationship of the number of shares holders are to receive on May 16, 2006 to the price of TXU Corp. common stock, such other events may adversely affect the trading price of Corporate Units or Treasury Units. TXU Corp. is offering up to 12,650,000 shares of its common stock concurrently with this offering of Equity Units.

THE SECONDARY MARKET FOR THE EQUITY UNITS MAY BE ILLIQUID.

     It is not possible to predict how Corporate Units, Treasury Units or Senior Notes will trade in the secondary market or whether the secondary market will be liquid or illiquid. There is currently no secondary market for these Corporate Units, Treasury Units or Senior Notes. The Corporate Units have been approved for listing on the NYSE under the symbol "TXUPrD," subject to official notice of issuance. TXU Corp. has no obligation or current intention to apply for listing of the Treasury Units or Senior Notes. There can be no assurance as to the liquidity of any secondary market that may develop for the Corporate Units, the Treasury Units or the Senior Notes, a holder's ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a holder were to substitute Treasury securities for Senior Notes or Senior Notes for Treasury securities, thereby converting Corporate Units to Treasury Units or Treasury Units to Corporate Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the NYSE or that trading in the Corporate Units will not be suspended as a result of the election by one or more holders to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Corporate Units be outstanding at any time.

AN EQUITY UNIT HOLDER'S RIGHTS TO THE PLEDGED SECURITIES WILL BE SUBJECT TO TXU CORP.'S SECURITY INTEREST.

     Although Equity Unit holders will be beneficial owners of the related Senior Notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to JPMorgan Chase Bank, as the collateral agent, to secure the holders' obligations under the related purchase contracts. Thus, the holders' rights to the pledged securities will be subject to TXU Corp.'s security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that TXU Corp. becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to holders of Equity Units may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

TXU CORP. MAY REDEEM THE SENIOR NOTES UPON THE OCCURRENCE OF A TAX EVENT.

     TXU Corp. has the option to redeem the Senior Notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, if a tax event occurs and continues under the circumstances described in this prospectus supplement under SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption." If TXU Corp. exercises this option, it will redeem the Senior Notes at the redemption price plus accrued and unpaid interest, if any. If TXU Corp. redeems the Senior Notes, it will pay the redemption price in cash to the holders of the Senior Notes. If the tax event redemption occurs before the initial reset date, or before May 16, 2006 if the Senior Notes are not successfully remarketed on the third business day immediately preceding the initial reset date, the redemption price payable to holders of the Corporate Units in respect of Senior Notes that are included in Corporate Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a tax event Treasury portfolio on behalf of the holders, and will remit the remainder of the redemption price to the holders, and the tax event Treasury portfolio will be substituted for Senior Notes that are components of Corporate Units as collateral to secure the holders' obligations under the purchase contracts related to the Corporate Units. Holders of Senior Notes that are not components of Corporate Units will receive redemption payments directly. There can be no assurance as to the effect on the market prices for the Corporate Units if TXU Corp. substitutes a tax event Treasury portfolio as collateral in place of any Senior Notes so redeemed. A tax event redemption will be a taxable event to the holders of the Senior Notes.

TXU CORP. IS A HOLDING COMPANY. THE INDENTURE DOES NOT LIMIT THE AMOUNT OF DEBT THAT TXU CORP. OR ITS SUBSIDIARIES MAY ISSUE. THE CLAIMS OF CREDITORS OF TXU CORP.'S SUBSIDIARIES ARE EFFECTIVELY SENIOR TO CLAIMS OF HOLDERS OF SENIOR NOTES AND EQUITY UNITS. IN ADDITION, CONTRACT ADJUSTMENT PAYMENTS WILL BE SUBORDINATED OBLIGATIONS OF TXU CORP.

     The Senior Notes will be issued as a new series of unsecured debt securities under an indenture between TXU Corp. and The Bank of New York, as trustee, and will rank equally in right of payment with all of TXU Corp.'s other unsecured and unsubordinated debt obligations. While the indenture contemplates securing indebtedness issued thereunder in certain very limited circumstances (see, for example, DESCRIPTION OF DEBT SECURITIES -- "Limitation on Liens" in the accompanying prospectus), TXU Corp. has no current intention of securing the Senior Notes. The indenture provides for the issuance of debt securities (including the Senior Notes), notes or other unsecured evidences of indebtedness by TXU Corp. in an unlimited amount from time to time. The indenture provides that TXU Corp. may not grant a lien on the capital stock of any of its subsidiaries to secure debt obligations of TXU Corp. without similarly securing the Senior Notes, with certain exceptions. However, the indenture does not limit the aggregate amount of indebtedness TXU Corp. or its subsidiaries may issue nor does it limit the ability of TXU Corp.'s subsidiaries to grant a lien on their assets or the capital stock of their respective subsidiaries.

     TXU Corp. is a holding company that derives substantially all of its income from its operating subsidiaries. Almost all of TXU Corp.'s consolidated assets are held by its subsidiaries. Accordingly, the ability of TXU Corp. to service its debt, including its obligations under the Senior Notes, and other obligations is primarily dependent on the earnings of its subsidiaries and the payment of those earnings to TXU Corp. in the form of dividends, loans or advances and through repayment of loans or advances from TXU Corp. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. The subsidiaries of TXU Corp. have no obligation to pay any amounts due on the Senior Notes or Equity Units.

     The Senior Notes and Equity Units therefore will be effectively subordinated to debt and preferred stock at the subsidiary level. Upon liquidation or reorganization of a subsidiary of TXU Corp., the claims of that subsidiary's creditors generally will be paid before payments can be made to TXU Corp. that could be applied to payments on the Senior Notes, the Equity Units or to other creditors of TXU Corp. In addition, TXU Corp.'s obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EQUITY UNITS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments similar to the Equity Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. In addition, any gain on the disposition of a Senior Note or a Corporate Unit to the extent such gain is allocable to the Senior Note prior to May 16, 2006 generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see Prospectus Supplement Summary--"The Offering -- Q & A" and MATERIAL FEDERAL INCOME TAX CONSEQUENCES in this prospectus supplement.

BECAUSE THE SENIOR NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT, HOLDERS OF CORPORATE UNITS AND SEPARATE SENIOR NOTES WILL HAVE TO INCLUDE INTEREST IN THEIR TAXABLE INCOME BEFORE THE HOLDERS RECEIVE CASH.

     TXU Corp. intends to treat the Senior Notes as contingent payment debt instruments for United States federal income tax purposes. Accordingly, the Senior Notes will be treated as issued with OID. OID will accrue from the issue date of the Senior Notes and will be included in the gross income of holders of Corporate Units and separate Senior Notes for United States federal income tax purposes before the holders receive a cash payment to which the income is attributable. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES -- "Senior Notes -- Original Issue Discount" in this prospectus supplement.

THE TRADING PRICE OF THE SENIOR NOTES MAY NOT FULLY REFLECT THE VALUE OF ACCRUED BUT UNPAID INTEREST.

     The Senior Notes may trade at prices that do not fully reflect the value of accrued but unpaid interest. If holders dispose of their Senior Notes between record dates for interest payments, those holders will be required to include in gross income the daily portions of OID through the date of disposition in income as ordinary income, and to add this amount to their adjusted tax basis in the Senior Notes disposed of. To the extent the selling price is less than a holder's adjusted tax basis (which will include accruals of OID through the date of sale), the holder will recognize a loss. Some or all of this loss may be capital in nature, and the deductibility of capital losses for United States federal income tax purposes is subject to certain limitations.

    SELECTED CONSOLIDATED INCOME STATEMENT DATA OF TXU CORP. AND SUBSIDIARIES

     The following selected financial information, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus and the accompanying prospectus. In the opinion of TXU Corp., all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the three months ended March 31, 2002 and 2001 have been made. The income statement data for the three months ended March 31, 2002 and March 31, 2001, respectively, is not necessarily indicative of the results that may be expected for an entire year.

                                               (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
                                             YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                             -----------------------               ----------------------------
                                     1997     1998      1999      2000      2001          2001             2002
                                     ----     ----      ----      ----      ----          ----             ----
                                                                                            (UNAUDITED)

  Operating revenues.........    $  7,946  $ 14,736  $ 17,118  $ 22,009  $ 27,927      $  8,375        $  8,097
  Net income.................    $    660  $    740  $    985  $    916  $    677      $    201        $    255
  Net income available
     to common stock.........    $    660  $    740  $    985  $    904  $    655      $    196        $    250
  Ratio of earnings to
     fixed charges...........        2.14      1.84      1.87      1.74      1.49          1.67            2.16

  Basic earnings per share:
       Income before
          extraordinary items       $2.86     $2.79     $3.53     $3.43     $3.12        $0.76            $1.01
      Extraordinary items,
          net of tax.........        -         -         -         -       $(0.60)        -              $(0.07)
      Net income available for
          common stock......        $2.86     $2.79     $3.53     $3.43     $2.52        $0.76            $0.94

  Diluted earnings per share:
       Income before
          extraordinary items       $2.85     $2.79     $3.53     $3.43     $3.12        $0.76            $1.01
      Extraordinary items,
          net of tax.........        -         -         -         -       $(0.60)        -              $(0.07)
      Net income available for
          common stock.......       $2.85     $2.79     $3.53     $3.43     $2.52        $0.76            $0.94

  CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF TXU CORP. AND SUBSIDIARIES
                        (IN MILLIONS, EXCEPT PERCENTAGES)

                                                                                          ADJUSTED(a)
                                                                                          -----------
                                                       OUTSTANDING AT MARCH
                                                             31, 2002                AMOUNT               PERCENT
                                                             --------                ------               -------
                                                           (UNAUDITED)

Long-term Debt,
     Less amounts due currently...............            $     14,526              $15,301                 61.9%
Mandatorily Redeemable Preferred Securities
     of Subsidiary Trusts, each Holding Junior
     Subordinated Debentures of the Obligated
     Company (b):
              TXU Corp. obligated.............                   368                    368                  1.5
              Subsidiary obligated............                   147                    147                  0.6
Preferred Securities of Subsidiary Perpetual
  Trust of TXU Europe Limited.................                   150                    150                  0.6
Preferred Stock of Subsidiaries:
          Subject to mandatory redemption.....                    21                     21
          Not subject to mandatory redemption.                   190                    190
                                                                 ---                    ---                  ---
          Total Preferred Stock of Subsidiaries                  211                    211                  0.8
Shareholders' Equity..........................                 8,031                  8,541(c)              34.6
                                                               -----                  -----                 ----

     Total Capitalization.....................            $   23,433                $24,718                 100.0%
                                                          ==========                =======                 =====

Short-term Debt (d)...........................
                                                          $    3,800                 $2,510
                                                          ==========                 ======

--------------------

(a) To give effect to (1) the issuance of 8,800,000 Corporate Units in connection with this offering and 11,000,000 shares of TXU Corp. common stock in connection with the concurrent offering referenced herein (in each case, assuming the underwriters do not exercise their overallotment option),
    (2) the initial application of the net proceeds of the offerings to reduce commercial paper outstanding, (3) the issuance by subsidiaries of TXU Corp. of long-term debt subsequent to March 31, 2002 and the application of the net proceeds of those offerings. Adjusted amounts do not reflect any sales by TXU Corp. of common stock subsequent to March 31, 2002 pursuant to its Dividend Reinvestment and Direct Stock Purchase Plan and employee benefit plans or any possible future issuance and sale from time to time by TXU Corp. or its subsidiaries of additional debt and equity securities as needed.

(b) The sole assets of such trusts consist of junior subordinated debentures of the trust's parent, which was either TXU Corp. or TXU Gas, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

(c) Reflects an adjustment of approximately $36 million representing the present value of the contract adjustment payments payable in connection with the Equity Units.

(d) Including long-term debt due currently of $1,285 million.

                    DIVIDENDS AND PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low sales prices per share of TXU Corp.'s common stock reported on the New York Stock Exchange composite tape and the dividends paid for the indicated periods.

                                                                     Dividends
                                      High             Low             Paid
                                      ----             ---           ---------
2000
  First Quarter                     $36.8750        $25.9375            $0.60
  Second Quarter                     36.1250         29.5000             0.60
  Third Quarter                      40.1250         29.8125             0.60
  Fourth Quarter                     45.2500         34.5625             0.60

2001
  First Quarter                      44.1250         34.8125             0.60
  Second Quarter                     49.7400         39.6000             0.60
  Third Quarter                      50.0000         43.2500             0.60
  Fourth Quarter                     49.9700         43.1100             0.60

2002
  First Quarter                      55.2000         46.2700             0.60
  Second Quarter (through
     May 30, 2002)                   57.0500         50.2500             0.60

     TXU Corp., or its predecessor TXU Energy Industries Company (TEI), have declared common stock dividends payable in cash in each year since TEI's incorporation in 1945. On May 10, 2002, a quarterly dividend of $0.60 per share was declared payable July 1, 2002 to shareholders of record on June 7, 2002. Future dividends will depend upon TXU Corp.'s profit level and capital requirements as well as financial and other conditions existing at the time. The last reported sale price of TXU Corp.'s common stock on the New York Stock Exchange composite tape on May 30, 2002 was $51.15 per share.

     TXU Corp. has a direct stock purchase and dividend reinvestment plan
(Plan). The Plan provides investors with a convenient method of acquiring shares of TXU Corp. common stock through (i) the reinvestment in TXU Corp. common stock of all or a portion of the cash dividends payable on an investor's holdings of TXU Corp. common stock, and/or (ii) the investment of optional cash payments pursuant to the terms of the Plan. TXU Corp. reserves the right to suspend, modify, amend or terminate the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with operation of the Plan. Shares of TXU Corp. common stock are offered for sale under the Plan only by means of a separate prospectus available upon request from TXU Corp.


                                 USE OF PROCEEDS

     The information in this section adds to the information in the USE OF PROCEEDS section beginning on page 5 of the accompanying prospectus. Please read these two sections together.

     TXU Corp. currently anticipates using substantially all of the net proceeds from this Corporate Units offering and the concurrent common stock offering for working capital and other general purposes, including to repay commercial paper and to provide advances to subsidiaries for the purpose of funding growth opportunities in the United States, Europe and Australia that are consistent with its integrated energy business portfolio model.

     At March 31, 2002, TXU Corp. had an aggregate of $1.5 billion of commercial paper outstanding, which had maturities of up to 85 days and bore interest at rates ranging from 2.21% to 2.55% per year.

                              ACCOUNTING TREATMENT

     The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the Senior Notes on TXU Corp.'s financial statements. The present value of the contract adjustment payments made pursuant to the purchase contracts will be initially charged to Common Stock equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

     The purchase contracts that are components of Equity Units are forward transactions in TXU Corp.'s common stock. Upon each settlement of a purchase contract, TXU Corp. will receive $50 on that purchase contract and will issue the requisite number of shares of its common stock. The $50 that TXU Corp. receives will be credited to Common Stock equity.

     Before the issuance of TXU Corp.'s common stock upon the settlement of the purchase contracts, the purchase contracts will be reflected in TXU Corp.'s diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of TXU Corp. common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by TXU Corp. in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, TXU Corp. anticipates that there will be no dilutive effect on its earnings per share except during periods when the average market price of its common stock is above $62.9145.

                         DESCRIPTION OF THE EQUITY UNITS

     The Equity Units and material provisions of the purchase contract agreement and pledge agreement are summarized below. Forms of these agreements were filed with the SEC, and you should read these agreements for provisions that may be important to you. The purchase contract agreement is qualified under the Trust Indenture Act of 1939. The purchase contract agreement provides that the trustee will be subject to all the duties and responsibilities specified in the Trust Indenture Act. You should also refer to the Trust Indenture Act.

     TXU Corp. will issue the Equity Units under the purchase contract agreement between the purchase contract agent and TXU Corp. The Equity Units initially will consist of 8,800,000 Corporate Units (10,120,000 Corporate Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50.

     Each Corporate Unit will consist of a unit comprising:

     (1) a purchase contract pursuant to which

         o the holder will purchase from TXU Corp. no later than May 16, 2006, for $50, a number of newly issued shares of TXU Corp. common stock equal to the settlement rate described below under Description of the Purchase Contracts-- "Purchase of TXU Corp. Common Stock," and

         o TXU Corp. will make unsecured contract adjustment payments to the holder at the rate of 2.325% of the $50 stated amount per year, paid quarterly, and subject to TXU Corp.'s right to defer these payments; and

     (2) either

         (A) so long as no tax event redemption has occurred

             o   $50 principal amount of Senior Notes, or

             o following a successful remarketing of the Senior Notes on the third business day immediately preceding the initial reset date, the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities maturing on or before May 15, 2006, which is referred to as the remarketing Treasury portfolio, or

         (B) after a tax event redemption has occurred

             o the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities as more fully described under SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption," which is referred to as the tax event Treasury portfolio.

     "Applicable ownership interest" means, with respect to the U.S. Treasury securities in a Treasury portfolio contained in a Corporate Unit:

     (1) for a remarketing Treasury portfolio,

         o a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to May 15, 2006,

         o for the originally scheduled quarterly interest payment date on the Senior Notes that would have occurred on May 16, 2006 if no remarketing had occurred, a 0.0725% undivided beneficial ownership interest, in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to May 16, 2006, and

         o if the initial reset date occurs prior to February 16, 2006, for the originally scheduled quarterly interest payment date on the Senior Notes that would have occurred on February 16, 2006 if no remarketing had occurred, an undivided beneficial ownership interest to be determined by the reset agent, in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to February 16, 2006.

     (2) for a tax event Treasury portfolio,

         o a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to May 15, 2006, and

         o for each scheduled interest payment date on the Senior Notes that occurs after the tax event redemption date and on or prior to May 16, 2006, a 0.0725% undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to that interest payment date.

     For United States federal income tax purposes, the purchase price of each Corporate Unit will be allocated between the related purchase contract and the Senior Note in proportion to their respective fair market values at the time of issuance. TXU Corp. expects that, at the time of issuance, the fair market value of each Senior Note will be $50 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Corporate Unit, but not on the Internal Revenue Service (IRS). See MATERIAL FEDERAL INCOME TAX CONSEQUENCES --"Equity Units -- Allocation of Purchase Price."

     As long as an Equity Unit is in the form of a Corporate Unit, any Senior Note or applicable ownership interest in the appropriate Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to the collateral agent to secure the holder's obligation to purchase TXU Corp. common stock under the related purchase contract.

CREATING TREASURY UNITS

     If a Treasury portfolio has not replaced any Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of Senior Notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding May 16, 2006 to substitute for any related Senior Notes held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No. 912820BS5) maturing on May 15, 2006, which are referred to as Treasury securities, in an aggregate principal amount at maturity equal to the aggregate principal amount of the Senior Notes for which substitution is being made. These substitutions will create Treasury Units, and the applicable pledged Senior Notes will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 20 Corporate Units.

     If a Treasury portfolio has replaced the Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of the Senior Notes or a tax event redemption, holders of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interest in the appropriate Treasury portfolio, at any time on or prior to the second business day immediately preceding May 16, 2006 and only in integral multiples of 40,000 Corporate Units. In such a case, holders would also obtain the release of the applicable ownership interest in the appropriate Treasury portfolio rather than a release of the applicable Senior Notes.

     Each Treasury Unit will consist of a unit with a stated amount of $50, comprising:

     (1) a purchase contract pursuant to which

         o the holder will purchase from TXU Corp. no later than May 16, 2006, for $50, a number of a newly issued shares of TXU Corp. common stock equal to the settlement rate described below under Description of the Purchase Contracts-- "Purchase of TXU Corp. Common Stock," and

         o TXU Corp. will make unsecured contract adjustment payments to the holder at the rate of 2.325% of the $50 stated amount per year until May 16, 2006, paid quarterly, and subject to TXU Corp.'s right to defer these payments; and

     (2) a 1/20, or 5%, undivided beneficial ownership interest in a Treasury security having a principal amount at maturity of $1,000.

     For example, to create 20 Treasury Units if a Treasury portfolio has not replaced Senior Notes as a component of the Corporate Units, the Corporate Unit holder will:

     o deposit with the collateral agent a Treasury security having a principal amount at maturity of $1,000; and

     o transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited the required Treasury securities with the collateral agent and requesting the release to the holder of the 20 Senior Notes relating to the 20 Corporate Units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related 20 Senior Notes from the pledge under the pledge agreement, free and clear of TXU Corp.'s security interest, to the purchase contract agent. The purchase contract agent then will:

     o   cancel the 20 Corporate Units;

     o   transfer the related 20 Senior Notes to the holder; and

     o   deliver 20 Treasury Units to the holder.

     The Treasury securities will be substituted for the Senior Notes and will be pledged to the collateral agent to secure the holder's obligation to purchase TXU Corp. common stock under the related purchase contracts. The related Senior Notes released to the holder thereafter will trade separately from the resulting Treasury Units. Contract adjustment payments will be payable by TXU Corp. on these Treasury Units on each payment date from the later of August 16, 2002 and the last payment date on which contract adjustment payments were made on the related purchase contract (whether as a component of the Treasury Unit or a Corporate Unit). In addition, OID will accrue on the related Treasury securities. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES -- "Treasury Securities -- Original Issue Discount."

RECREATING CORPORATE UNITS

     If a Treasury portfolio has not replaced any Senior Notes as a component of the Corporate Units as a result of either a successful remarketing of Senior Notes or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding May 16, 2006, to substitute Senior Notes for any related Treasury securities held by the collateral agent, in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Corporate Units, and the applicable Treasury securities will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

     If a Treasury portfolio has replaced the Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of the Senior Notes or a tax event redemption, holders of the Treasury Units may recreate Corporate Units by making substitutions of the applicable ownership interest in the appropriate Treasury portfolio for the applicable Treasury securities at any time on or prior to the second business day immediately preceding May 16, 2006 and only in integral multiples of 40,000 Treasury Units. In such a case, holders would also obtain the release of the applicable Treasury securities for which substitution is being made.

     For example, to recreate 20 Corporate Units if a Treasury portfolio has not replaced Senior Notes as a component of the Corporate Units, the Treasury Unit holder will:

     o deposit with the collateral agent 20 Senior Notes, which Senior Notes must have been purchased in the open market at the holder's expense; and

     o transfer 20 Treasury Units to the purchase contract agent accompanied by a notice stating that the holder has deposited 20 Senior Notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release to the holder the Treasury securities relating to those Treasury Units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of TXU Corp.'s security interest, to the purchase contract agent. The purchase contract agent will then:

     o   cancel the 20 Treasury Units;

     o   transfer the related Treasury securities to the holder; and

     o   deliver 20 Corporate Units to the holder.

     The substituted Senior Notes will be pledged with the collateral agent to secure the Corporate Unit holder's obligation to purchase TXU Corp. common stock under the related purchase contracts.

     Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

CURRENT PAYMENTS

     Holders of Corporate Units are entitled to receive aggregate cash payments at the rate of 8.125% of the $50 stated amount per year payable quarterly in arrears. The quarterly payments on the Corporate Units will consist of:

     o interest on the related Senior Notes or cash distributions on the applicable ownership interest of the Treasury portfolio, as applicable, at the rate of 5.8% of $50 per year; and

     o quarterly contract adjustment payments payable by TXU Corp. at the rate of 2.325% of $50 per year, subject to TXU Corp.'s right to defer the payment of such contract adjustment payments. In addition, OID for United States federal income tax purposes will accrue on the related Senior Notes.

     If the initial reset date is not also a regular quarterly interest payment date, holders of Corporate Units are also entitled to receive an interest payment on the initial reset date of interest accrued on the Senior Notes from the most recent interest payment date to, but excluding, the initial reset date.

     Holders who create Treasury Units will be entitled to receive quarterly contract adjustment payments payable by TXU Corp. at the rate of 2.325% of $50 per year, subject to TXU Corp.'s right to defer the payments of such contract adjustment payments. In addition, OID will accrue on the related Treasury securities.

     TXU Corp.'s obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to its senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The Senior Notes will be senior unsecured obligations of TXU Corp. and will rank equal in right of payment with all of TXU Corp.'s other senior unsecured obligations. See Description of Debt Securities in the accompanying prospectus.

VOTING AND CERTAIN OTHER RIGHTS

     Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of TXU Corp. common stock or under the TXU Corp. shareholder rights plan.

LISTING OF THE SECURITIES

     TXU Corp. intends to apply to have the Corporate Units listed on the NYSE. Unless and until substitution has been made as described in -- "Creating Treasury Units" or -- "Recreating Corporate Units," neither the Senior Note nor the Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The Senior Note or Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Unit, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Unit. TXU Corp. has no obligation or current intention to apply for listing of the Treasury Units or Senior Notes.

MISCELLANEOUS

     TXU Corp., its subsidiaries or its affiliates may from time to time, to the extent permitted by law, purchase any of the Corporate Units, Treasury Units or Senior Notes which are then outstanding by tender, in the open market or by private agreement.

                      DESCRIPTION OF THE PURCHASE CONTRACTS

     Material provisions of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement, and the officer's certificate establishing the terms of the Senior Notes are summarized below. Forms of these documents were filed with the SEC, and you should read these documents for provisions that may be important to you.

PURCHASE OF TXU CORP. COMMON STOCK

     Each purchase contract underlying an Equity Unit will obligate the holder of the purchase contract to purchase, and TXU Corp. to sell, on May 16, 2006, for $50 in cash, a number of newly issued shares of TXU Corp. common stock equal to the "settlement rate." The settlement rate for each purchase of TXU Corp. common stock under a purchase contract will be calculated, subject to adjustment under the circumstances described in -- "Anti-Dilution Adjustments," as follows:

     o if the applicable market value is equal to or greater than the threshold appreciation price of $62.9145, which is approximately 23% above the reference price of $51.15, the settlement rate will be 0.7947, which is equal to $50 divided by the threshold appreciation price. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for TXU Corp. common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of TXU Corp. common stock issued upon settlement of each purchase contract will be higher than $50, assuming that the market price of TXU Corp. common stock on May 16, 2006 is the same as the applicable market value of TXU Corp. common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of those shares of TXU Corp. common stock will be equal to $50, assuming that the market price of the TXU Corp. common stock on May 16, 2006 is the same as the applicable market value of TXU Corp. common stock;

     o if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $50 divided by the applicable market value. Accordingly, if the market price for TXU Corp. common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of TXU Corp. common stock issued upon settlement of the purchase contract will be equal to $50, assuming that the market price of TXU Corp. common stock on May 16, 2006 is the same as the applicable market value of TXU Corp. common stock; and

     o if the applicable market value is less than or equal to the reference price, the settlement rate will be 0.9775, which is equal to $50 divided by the reference price. Accordingly, if the market price for TXU Corp. common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of TXU Corp. common stock issued upon settlement of the purchase contract will be less than $50, assuming that the market price of TXU Corp. common stock on May 16, 2006 is the same as the applicable market value of TXU Corp. common stock. If the market price stays the same, the aggregate market value of those shares of TXU Corp. common stock will be equal to $50, assuming that the market price of the TXU Corp. common stock on May 16, 2006 is the same as the applicable market value of TXU Corp. common stock.

     "Applicable market value" with respect to the settlement of purchase contracts means the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 16, 2006.

     "Closing price" of TXU Corp. common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of TXU Corp. common stock on the NYSE on that date or, if TXU Corp. common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which TXU Corp. common stock is so listed. If TXU Corp. common stock is not so listed on a United States national or regional securities exchange, the closing price means the last sale price of TXU Corp. common stock as reported by the Nasdaq Stock Market, or, if TXU Corp. common stock is not so reported, the last quoted bid price for TXU Corp. common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of TXU Corp. common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by TXU Corp. for this purpose.

     A "trading day" means a day on which TXU Corp. common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of TXU Corp. common stock.

     TXU Corp. will not issue any fractional shares of its common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the purchase contracts being settled on May 16, 2006 by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

     On the business day immediately preceding May 16, 2006, unless:

     o a holder of Corporate Units or Treasury Units has settled the related purchase contracts through the early delivery of cash to the purchase contract agent in the manner described under -- "Early Settlement;"

     o a holder of Corporate Units or Treasury Units has settled the related purchase contracts with cash on the business day immediately preceding May 16, 2006, pursuant to prior notice given in the manner described under -- "Notice to Settle with Cash;"

     o a holder of Corporate Units has had the Senior Notes related to the holder's purchase contracts successfully remarketed on the third business day immediately preceding the initial reset date or the third business day immediately preceding May 16, 2006 in the manner described herein; or

     o   an event described under-- "Termination" below has occurred,

         then

     o in the case of Corporate Units, unless a Treasury portfolio has replaced the Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of the Senior Notes on the third business day immediately preceding the initial reset date or a tax event redemption, or there has been a successful remarketing of the Senior Notes on the third business day immediately preceding May 16, 2006, TXU Corp. will exercise its rights as a secured party to dispose of the applicable Senior Notes in accordance with applicable law; and

     o in the case of Treasury Units or, in the event that a Treasury portfolio has replaced the Senior Notes as a component of the Corporate Units as the result of either a successful remarketing of the Senior Notes or a tax event redemption, in the case of Corporate Units, the principal amount of the related Treasury securities, or the applicable ownership interest in the appropriate Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase TXU Corp. common stock under the related purchase contracts.

     The TXU Corp. common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Equity Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the TXU Corp. common stock to any person other than the holder.

     Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

     o irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform such holder's obligations thereunder for so long as the holder remains a holder of the Equity Units; and

     o duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

     In addition, each holder and beneficial owner of Corporate Units or Treasury Units, by acceptance of this interest, will be deemed to have agreed to treat:

     o itself as the owner of the related Senior Notes, the applicable ownership interest of the appropriate Treasury portfolio or the Treasury securities, as the case may be; and

     o the Senior Notes as indebtedness for all United States federal income tax purposes.

     So long as the Equity Units are held through DTC, the beneficial owners will have rights and obligations with respect to the Equity Units equivalent to those of a holder except exercisable only through DTC or its participants. See -- "Book-Entry System."

HOLDERS' OBLIGATIONS AND DEFAULTS

     In addition to the purchase price paid for the Equity Units, holders are obligated under each purchase contract to purchase for $50 in cash TXU Corp. common stock not later than May 16, 2006. In addition, each holder of a Corporate Unit (unless the Senior Notes are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the fifth business day immediately preceding May 16, 2006, unless such holder has already paid such amount. Each holder of a Treasury Unit (or Corporate Unit, if the Senior Notes are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the second business day immediately preceding May 16, 2006, unless such holder has already paid such amount. So long as the Equity Units are held by the depositary, such payments must be made and such notices must be given by the beneficial owners through the procedures of the depositary.

     Failure to make such payments or give such notices will constitute a default under the related purchase contract and will entitle the collateral agent or TXU Corp., without further recourse to the holder or beneficial owner in respect of its related purchase obligations under the purchase contract to foreclose on the corresponding pledged Senior Notes, Treasury securities or applicable ownership interest in a Treasury portfolio. If the holder or beneficial owner of a Corporate Unit (unless the Senior Notes are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) fails to give a required notice with respect to a purchase contract, the collateral agent or TXU Corp. expects to offer and sell the corresponding pledged Senior Note in the immediately following remarketing or at a subsequent public or private sale and apply the proceeds to purchase the corresponding TXU Corp. common stock. If the holder or beneficial owner of a Corporate Unit (unless the Senior Notes are successfully remarketed on the third business day immediately preceding the initial reset date, or a tax event redemption has occurred) gives the appropriate notice but fails to make the corresponding payment on time, then the collateral agent or TXU Corp. expects to sell the corresponding pledged Senior Note at a public sale at which TXU Corp. may bid its claim or at a private sale to one or more underwriters. If the holder or beneficial owner of a Treasury Unit (or a Corporate Unit, if the Senior Notes are successfully remarketed on the third business day immediately preceding the initial reset date or a tax event redemption has occurred) fails to give a required notice or make a required payment, the collateral agent or TXU Corp. expects to apply the proceeds of the pledged Treasury securities or applicable ownership interest in a Treasury portfolio to purchase the corresponding TXU Corp. common stock. So long as the Equity Units are held by the depositary, TXU Corp. expects that notice of such remarketing or public or private sale will be given to the beneficial owners through the procedures of the depositary.

REMARKETING

     Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and TXU Corp., unless a tax event redemption has occurred, the Senior Notes of Corporate Unit holders will be remarketed on the third business day immediately preceding the initial reset date. The initial reset date for the Senior Notes may be any business day, as selected by TXU Corp. in its sole discretion, from November 16, 2005 to February 16, 2006.

     The remarketing agent will use its reasonable efforts to remarket the Senior Notes at an aggregate price of approximately 100.5% of the remarketing Treasury portfolio purchase price described below. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase a remarketing Treasury portfolio. The remarketing Treasury portfolio to be purchased on the initial reset date in connection with the remarketing of the Senior Notes will consist of:

     o interest or principal strips of U.S. Treasury securities that mature on or prior to May 15, 2006 in an aggregate amount equal to the principal amount of the Senior Notes included in Corporate Units;

     o with respect to the originally scheduled quarterly interest payment date on the Senior Notes that would have occurred on May 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to May 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on May 16, 2006 on the principal amount of the Senior Notes that would have been included in Corporate Units assuming no remarketing and assuming that the interest rate on the Senior Notes was not reset as described in SPECIFIC TERMS OF THE SENIOR NOTES -- "Market Rate Reset"; and

     o if the initial reset date occurs prior to February 16, 2006, with respect to the originally scheduled quarterly interest payment date on the Senior Notes that would have occurred on February 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to February 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on February 16, 2006 on the principal amount of the Senior Notes that would have been included in the Corporate Units assuming no remarketing and assuming no reset of the interest rate on the Senior Notes and assuming that interest on the Senior Notes accrued from the initial reset date to, but excluding, February 16, 2006.

     The remarketing Treasury portfolio will be substituted for the corresponding Senior Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligation to purchase TXU Corp. common stock under the purchase contracts.

     In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the remarketing Treasury portfolio purchase price from any amount of the proceeds from the remarketing of the corresponding Senior Notes in excess of the remarketing Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose Senior Notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

     As used in this context, "remarketing Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the initial reset date for the purchase of the remarketing Treasury portfolio described above for settlement on the initial reset date.

     "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by TXU Corp.

     If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the Senior Notes, other than to TXU Corp., at a price equal to or greater than 100% of the remarketing Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the Senior Notes will continue to be a component of Corporate Units, and another remarketing may be attempted as described below.

     If the remarketing of the Senior Notes on the third business day preceding the initial reset date has resulted in a failed remarketing, and unless a tax event redemption has occurred, the Senior Notes of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding May 16, 2006 of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding May 16, 2006.

     The remarketing agent will then use its reasonable efforts to remarket the Senior Notes at a price of approximately 100.5% of the aggregate principal amount of the Senior Notes. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the Senior Notes will be automatically applied to satisfy in full the Corporate Unit holders' obligations to purchase TXU Corp. common stock.

     In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed Senior Notes from any amount of the proceeds in excess of the aggregate principal amount of those remarketed Senior Notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose Senior Notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

     If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the Senior Notes, other than to TXU Corp., at a price equal to or greater than 100% of the aggregate principal amount of the Senior Notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, TXU Corp. will exercise its rights as a secured party to dispose of the Senior Notes in accordance with applicable law and satisfy in full each holder's obligation to purchase TXU Corp. common stock under the related purchase contracts.

     TXU Corp. will cause a notice of any failed remarketing of Senior Notes to be published on the business day immediately preceding the initial reset date or May 16, 2006, as applicable, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, TXU Corp. will request, not later than seven nor more than 15 calendar days prior to the reset announcement date prior to each remarketing date, that the depositary notify its participants holding Senior Notes, Corporate Units and Treasury Units of the remarketing, including, in the case of a second failed remarketing of the Senior Notes, the procedures that must be followed if a holder of Senior Notes wishes to exercise its right to put such Senior Notes to TXU Corp. as described in this prospectus supplement. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

     In connection with either remarketing, holders of Senior Notes that are not components of Corporate Units may elect to have their Senior Notes remarketed as described under SPECIFIC TERMS OF THE SENIOR NOTES -- "Optional Remarketing. "

EARLY SETTLEMENT

     At any time prior to the fifth business day immediately preceding May 16, 2006, in the case of Corporate Units, or at any time prior to the business day immediately preceding May 16, 2006, in the case of Treasury Units, a holder of Equity Units may settle the related purchase contracts in their entirety by presenting and surrendering the related Equity Units certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to TXU Corp. in immediately available funds of an amount equal to

     (1) in the case of Corporate Units,

         o $50 multiplied by the number of purchase contracts being settled, plus

         o if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if TXU Corp. has elected to defer the contract adjustment payments which would otherwise be payable on the payment date; or

     (2) in the case of Treasury Units,

         o $50 multiplied by the number of purchase contracts being settled, plus

         o if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if TXU Corp. has elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

     Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If a Treasury portfolio has replaced any Senior Notes as a component of Corporate Units as a result of a successful remarketing of any Senior Notes or a tax event redemption, holders of the Corporate Units may settle early only in integral multiples of 40,000 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

     So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

     Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

     o the holder will receive 0.7947 newly issued shares of TXU Corp. common stock per Corporate Unit or Treasury Unit, regardless of the market price of the TXU Corp. common stock on the date of early settlement, subject to adjustment under the circumstances described in -- "Anti-Dilution Adjustments" below, accompanied by this prospectus supplement, as amended or supplemented;

     o the Senior Notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of TXU Corp.'s security interest;

     o the holder's right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited;

     o the holder's right to receive future contract adjustment payments will terminate; and

     o no adjustment will be made to or for the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments.

     TXU Corp. will not issue any fractional shares of its common stock in connection with early settlement of any purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being early settled on any date by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by $62.9145, the threshold appreciation price.

     If the purchase contract agent receives an Equity Unit certificate, accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Equity Units by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date for those Equity Units. If the purchase contract agent receives the necessary documentation after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date for those Equity Units.

     Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the Equity Unit certificate evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related TXU Corp. common stock to any person other than the holder of the Corporate Units or Treasury Units, TXU Corp. will cause the shares of its common stock being purchased to be issued, and the related Senior Notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in -- "Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

NOTICE TO SETTLE WITH CASH

     A holder of Corporate Units or Treasury Units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding May 16, 2006. A holder of a Corporate Unit (of which the Senior Notes remain a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Units Certificate at the office of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding May 16, 2006. A holder of a Treasury Unit or a Corporate Unit (of which the applicable Senior Notes are no longer a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Units Certificate at the office of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding May 16, 2006. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding May 16, 2006, TXU Corp. will exercise its rights as a secured party to dispose of, in accordance with applicable law, the related pledged Senior Notes, Treasury security or applicable ownership interest in a Treasury portfolio, as the case may be, to satisfy in full, from the disposition of the Senior Notes, Treasury security or applicable ownership interest in a Treasury portfolio, as the case may be, the holder's obligation to purchase TXU Corp. common stock under the related purchase contracts.

CONTRACT ADJUSTMENT PAYMENTS

     Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at the rate per year of 2.325% of $50 per purchase contract per year. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from June 5, 2002 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2002.

     Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which, as long as the Equity Units remain in book-entry form, will be one business day prior to the relevant payment date. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under --"Book-Entry System." In the event that the Equity Units do not continue to remain in book-entry only form, TXU Corp. shall have the right to select relevant record dates, which shall be at least one business day but not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date.

     If any date on which contract adjustment payments are to be made on the purchase contracts related to the Equity Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

     TXU Corp.'s obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness.

     Upon any payment or distribution of assets of TXU Corp. to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the Equity Units shall be entitled to receive any contract adjustment payments with respect to any Equity Unit.

     By reason of this subordination, in those events, holders of TXU Corp.'s senior indebtedness may receive more, ratably, and holders of the Equity Units may receive less, ratably, than TXU Corp.'s other creditors. Because TXU Corp. is a holding company, contract adjustment payments on the Equity Units are effectively subordinated to debt and preferred stock at the subsidiary level.

     In addition, no payment of contract adjustment payments with respect to any Equity Units may be made if:

     o any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

     o any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the purchase contract agent receives a written notice of such default from TXU Corp. or the holders of such senior indebtedness.

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

     TXU Corp. may, at its option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Equity Units until no later than May 16, 2006. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 8.125% per year, which is equal to the rate of total distributions on the Corporate Units (compounding on each succeeding payment date), until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to TXU Corp.), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

     In the event that TXU Corp. elects to defer the payment of contract adjustment payments on the purchase contracts until May 16, 2006, each holder of Equity Units will receive on that date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of TXU Corp. common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

     TXU Corp. will not issue any fractional shares of its common stock with respect to the payment of deferred contract adjustment payments on May 16, 2006. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under -- "Purchase of TXU Corp. Common Stock."

     In the event that TXU Corp. exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, TXU Corp. will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or make guarantee payments with respect to the foregoing other than:

     o purchases, redemptions or acquisitions of shares of TXU Corp. capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction by TXU Corp. of its obligations pursuant to any contract or security outstanding on the date of such event;

     o as a result of a reclassification of TXU Corp.'s capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of the capital stock;

     o the purchase of fractional interests in shares of TXU Corp. capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

     o dividends or distributions in TXU Corp. capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of TXU Corp. capital stock); or

     o redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

     TXU Corp.'s subsidiaries will not be restricted from making any similar payments on their capital stock if TXU Corp. exercises its option to defer payment of any contract adjustment payments.

ANTI-DILUTION ADJUSTMENTS

     In order to maintain a holder's relative investment in TXU Corp.'s common stock upon the occurrence of certain events the formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of those events, including:

     (a) the payment of dividends and other distributions of TXU Corp. common stock on such common stock;

     (b) the issuance to all holders of TXU Corp. common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase such common stock at less than the current market price thereof;

     (c) subdivisions, splits and combinations of TXU Corp. common stock;

     (d) distributions to all holders of TXU Corp. common stock of evidences of TXU Corp.'s indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

     (e) distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of TXU Corp. common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by TXU Corp. or any of its subsidiaries for such common stock concluded within the preceding 12 months, exceeds 15% of TXU Corp.'s aggregate market capitalization (aggregate market capitalization being the product of the current market price of TXU Corp.'s common stock multiplied by the number of shares of such common stock then outstanding) on the date of the distribution; and

     (f) the successful completion of a tender or exchange offer made by TXU Corp. or any of its subsidiaries for TXU Corp. common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by TXU Corp. or any of its subsidiaries for such common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of TXU Corp. common stock made within the preceding 12 months, exceeds 15% of TXU Corp.'s aggregate market capitalization on the expiration of the tender or exchange offer.

     The "current market price" per share of TXU Corp. common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by TXU Corp. commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which TXU Corp. common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which TXU Corp. common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Corporate Units or Treasury Units immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

     If at any time TXU Corp. makes a distribution of property to its shareholders which would be taxable to those shareholders as a dividend for United States federal income tax purposes (e.g., distributions out of TXU Corp.'s current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Equity Units. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES --"Purchase Contracts -- Adjustment to Settlement Rate."

     In addition, TXU Corp. may make increases in the settlement rate to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

     TXU Corp. will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of TXU Corp. common stock issuable upon early settlement of a purchase contract.

TERMINATION

     The purchase contracts, and TXU Corp.'s rights and obligations and the rights and obligations of the holders of the Equity Units under the purchase contracts, including the right and obligation to purchase TXU Corp. common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to TXU Corp. Upon any termination, the collateral agent will release the related Senior Notes, the applicable ownership interest of the appropriate Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of a Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that TXU Corp. becomes the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     Pledged securities will be pledged to the collateral agent, for the benefit of TXU Corp., pursuant to the pledge agreement to secure the obligations of holders of Equity Units to purchase TXU Corp. common stock under the related purchase contracts. The rights of holders of Equity Units to the related pledged securities will be subject to TXU Corp.'s security interest created by the pledge agreement.

     No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

     o to substitute Treasury securities for the related Senior Notes or the applicable ownership interest of the appropriate Treasury portfolio, as the case may be, as provided for under DESCRIPTION OF THE EQUITY UNITS -- "Creating Treasury Units;"

     o to substitute Senior Notes or the applicable ownership interest of the appropriate Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under DESCRIPTION OF THE EQUITY UNITS -- "Recreating Corporate Units;" or

     o upon the termination or early settlement of the related purchase contracts.

     Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related Senior Notes that are components of Corporate Units, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Treasury Units and each holder of Corporate Units, if a Treasury portfolio has replaced any Senior Notes as a component of Corporate Units as a result of a successful remarketing of Senior Notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the applicable ownership interest of the appropriate Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. TXU Corp. will have no interest in the pledged securities other than its security interest.

     Except as described in OTHER PROVISIONS OF THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT --"General", the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Equity Units. The Equity Units will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of Equity Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Equity Units so long as the Equity Units are represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. TXU Corp. will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

     In the event that the depositary notifies TXU Corp. that the depositary is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice occurred and is continuing, certificates for the Equity Units will be printed and delivered in exchange for beneficial interests in the global security certificates. TXU Corp. may also decide to discontinue use of the system of book-entry transfers through the depositary (or successor depositary). In that event, Equity Units certificates will be printed and delivered.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Equity Units represented by these certificates for all purposes under the Equity Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the Equity Units represented by the global security certificates registered in their names, will not receive or be entitled to receive physical delivery of Equity Unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any Equity Units represented by these certificates for any purpose under the Equity Units or the purchase contract agreement.

     All payments on the Equity Units represented by the global security certificates and all transfers and deliveries of related Senior Notes, Treasury portfolios, Treasury securities and TXU Corp. common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on May 16, 2006 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither TXU Corp. nor any of its agents, nor the purchase contract agent nor any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that TXU Corp. believes to be reliable, but TXU Corp. has not attempted to verify the accuracy of this information.

                    OTHER PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

     Material provisions of the purchase contract agreement and the pledge agreement are summarized below. Forms of these documents were filed with the SEC, and you should read these documents for provisions that may be important to you.

GENERAL

     Except as described in DESCRIPTION OF THE PURCHASE CONTRACTS -- "Book-Entry System," distributions on the Equity Units will be payable, purchase contracts will be settled (and documents related to the Equity Units and purchase contracts will be delivered), and transfers of the Equity Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Equity Units do not remain in book-entry only form, payment of distributions on the Equity Units may be made, at TXU Corp.'s option, by check mailed to the address of the person entitled to payment as shown on the security register or by wire transfer to an account appropriately designated by the holder entitled to payment.

     Shares of TXU Corp. common stock will be delivered on May 16, 2006 (or upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see DESCRIPTION OF THE PURCHASE CONTRACTS -- "Termination"), at the office of the purchase contract agent upon presentation and surrender of the related Equity Unit certificate.

     If a holder of outstanding Corporate Units or Treasury Units fails to present and surrender the Equity Unit certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on May 16, 2006 (or upon early settlement), the shares of TXU Corp. common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and TXU Corp.

     If the purchase contracts have terminated prior to May 16, 2006, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the Equity Unit certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented or the holder provides the evidence and indemnity described above.

     The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

     No service charge will be made for any registration of transfer or exchange of the Equity Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

MODIFICATION

     The purchase contract agreement and the pledge agreement will contain provisions permitting TXU Corp. and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

     o to evidence the succession of another person to TXU Corp.'s obligations;

     o to add to the covenants for the benefit of holders or to surrender any right or power of TXU Corp. under those agreements;

     o to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

     o to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events; or

     o to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

     The purchase contract agreement and the pledge agreement will contain provisions permitting TXU Corp. and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

     o   change any payment date;

     o change the amount or type of pledged securities related to the purchase contract;

     o impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities;

     o change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments;

     o impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments;

     o reduce the number of shares of TXU Corp. common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase TXU Corp. common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract; or

     o reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

     If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

NO CONSENT TO ASSUMPTION

     Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by TXU Corp. or its trustee if TXU Corp. becomes the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     TXU Corp. will covenant in the purchase contract agreement that it will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless (1) TXU Corp. is the continuing entity or the successor entity is an entity organized and existing under the laws of any domestic jurisdiction and expressly assumes TXU Corp.'s obligations under the purchase contracts, the Senior Notes, the purchase contract agreement, the pledge agreement, the indenture and the remarketing agreement and (2) TXU Corp. or the successor entity is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the Senior Notes, the purchase contract agreement, the pledge agreement, the indenture or the remarketing agreement or in material default in the performance of any of its other obligations under these agreements.

TITLE

     TXU Corp., the purchase contract agent, the collateral agent and any agent of TXU Corp., the purchase contract agent or the collateral agent may treat the registered owner of an Equity Unit as the absolute owner of that Equity Unit for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

REPLACEMENT OF EQUITY UNIT CERTIFICATES

     In the event that physical certificates have been issued, any mutilated Equity Unit certificate will be replaced by TXU Corp. at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity Units certificates that have been destroyed, lost or stolen will be replaced by TXU Corp. at the expense of the holder upon delivery to TXU Corp. and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to TXU Corp. and the purchase contract agent. In the case of a destroyed, lost or stolen Equity Unit certificate, an indemnity satisfactory to the purchase contract agent and TXU Corp. may be required at the expense of the holder of the Equity Units evidenced by the certificate before a replacement will be issued.

     Notwithstanding the foregoing, TXU Corp. will not be obligated to issue any Corporate Units or Treasury Units on or after the business day immediately preceding May 16, 2006 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Equity Unit certificate following May 16, 2006, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the TXU Corp. common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to May 16, 2006, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

DEFAULTS UNDER THE PURCHASE CONTRACT AGREEMENT

     Within 90 days after the occurrence of any default by TXU Corp. in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the Equity Units unless such default has been cured or waived. Except for a default in any payment obligation under the purchase contract agreement, the purchase contract agent will be protected in withholding such notice if and so long as a responsible officer of the purchase contract agent in good faith determines that the withholding of such notice is in the interests of the holders of the Equity Units.

     The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against TXU Corp. Each holder of Equity Units shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase TXU Corp. common stock as provided in such holder's purchase contracts and generally exercise any other rights and remedies provided by law.

     The holders of a majority of the outstanding purchase contracts voting as one class may waive any past default by TXU Corp. and its consequences, except a default (a) in any payment on any Equity Unit or (b) in respect of a provision of the purchase contract agreement which cannot be modified or amended without the consent of the holder of each outstanding Equity Unit affected.

     The Trust Indenture Act currently requires TXU Corp. to provide annually to the purchase contract agent a certificate of one of its principal officers as to TXU Corp.'s compliance with all conditions and covenants in the purchase contract agreement.

GOVERNING LAW

     The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York without regard to New York's conflict of law principles, except to the extent the laws of any other jurisdiction are mandatorily applicable.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

     The Bank of New York also acts, and may act, as trustee under various indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and maintain commercial banking and investment banking relationships with the purchase contract agent in the ordinary course of their business.

INFORMATION CONCERNING THE COLLATERAL AGENT

     JPMorgan Chase Bank will be the collateral agent. The collateral agent will act solely as TXU Corp.'s agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

     JPMorgan Chase Bank and its affiliates act as agents under TXU Corp.'s revolving credit facilities and maintain various commercial banking and investment banking relationships with TXU Corp. and its affiliates in the ordinary course of their business.

MISCELLANEOUS

     The purchase contract agreement will provide that TXU Corp. will pay all fees and expenses related to the offering of the Equity Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units.

     However, holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and TXU Corp. will not be responsible for any of those fees or expenses.

                       SPECIFIC TERMS OF THE SENIOR NOTES

     Material provisions of the Senior Notes are summarized below and in the accompanying prospectus under DESCRIPTION OF DEBT SECURITIES. The following descriptions of specific provisions of the Senior Notes supplement and, to the extent inconsistent with, replace the description of the general terms and provisions of debt securities in the accompanying prospectus. Forms of the officer's certificate establishing the terms of the Senior Notes were filed with the SEC, and you should read these documents for provisions that may be important to you.

GENERAL

     The Senior Notes will be issued as new series of debt securities under an indenture between TXU Corp. and The Bank of New York, as trustee. While the indenture contemplates securing indebtedness issued thereunder in certain very limited circumstances (see, for example, DESCRIPTION OF DEBT SECURITIES -- "Limitation on Liens" in the accompanying prospectus), TXU Corp. has no current intention of securing the Senior Notes. The indenture provides for the issuance of debt securities (including the Senior Notes), notes or other unsecured evidences of indebtedness by TXU Corp. in an unlimited amount from time to time. The indenture provides that TXU Corp. may not grant a lien on the capital stock of any of its subsidiaries to secure debt obligations of TXU Corp. without similarly securing the Senior Notes, with certain exceptions. However, the indenture does not limit the aggregate amount of indebtedness TXU Corp. or its subsidiaries may issue nor does it limit the ability of TXU Corp.'s subsidiaries to grant a lien on their assets or the capital stock of their respective subsidiaries. TXU Corp. is a holding company that derives substantially all of its income from its operating subsidiaries. The Senior Notes therefore will be effectively subordinated to debt and preferred stock at the subsidiary level. The indenture does not permit TXU Corp. to assign its obligations under the Senior Notes to a subsidiary as contemplated in DESCRIPTION OF DEBT SECURITIES -- "Assignment of Obligations" in the accompanying prospectus.

     The Senior Notes will not be subject to a sinking fund provision. Unless an earlier tax event redemption has occurred the entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on May 16, 2008. Except for a tax event redemption, the Senior Notes will not be redeemable by TXU Corp.

     Senior Notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $50 and integral multiples of $50, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on Senior Notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the Senior Notes. Principal and interest with respect to certificated Senior Notes will be payable, the transfer of the Senior Notes will be registrable and Senior Notes will be exchangeable for Senior Notes of other denominations of a like aggregate principal amount, at the office or agency maintained by TXU Corp. for this purpose in the Borough of Manhattan, The City of New York. However, at TXU Corp.'s option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

     The indenture does not contain provisions that afford holders of the Senior Notes protection in the event of a highly leveraged transaction or other similar transaction involving TXU Corp. that may adversely affect the holders.

INTEREST

     Each Senior Note shall bear interest initially at the rate of 5.8% per year from the original issue date. On or prior to the initial reset date or May 16, 2006, if the interest rate on the Senior Notes is not reset on the initial reset date, interest will be payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year, each an "interest payment date," commencing August 16, 2002. If the remarketing of the Senior Notes on the third business day immediately preceding the initial reset date is successful and the initial reset date is not otherwise an interest payment date, an interest payment also will be payable on the initial reset date equal to the interest reserved from the most recent interest payment date to, but excluding, the initial reset date. After the initial reset date, or May 16, 2006, if the interest rate on the Senior Notes is not reset on the initial reset date, interest payments will be payable semi-annually in arrears on each May 16 and November 16. In addition, OID for United States federal income tax purposes will accrue on the Senior Notes.

     The reset interest rate on the Senior Notes will be determined on the third business day immediately preceding the initial reset date (and will be effective the initial reset date) as described below under -- "Market Rate Reset," unless the remarketing of the Senior Notes on the initial reset date fails. If the remarketing of the Senior Notes on the initial reset date fails, the interest rate on the Senior Notes will not be reset at that time. However, in these circumstances, the reset interest rate on the Senior Notes outstanding on and after the initial reset date will be determined on the third business day immediately preceding May 16, 2006 as described below.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semiannual period for which interest is computed will be computed on the basis of the number of days in the period using 30 day calendar months. Interest on the Senior Notes will be payable to the holders of the Senior Notes as they appear on the books and records of the securities registrar on the relevant record dates, which, as long as the Senior Notes remain in certificated form and are held by the purchase contract agent or are held in book-entry form, will be one business day prior to the relevant payment date. In the event that the Senior Notes are in certificated form, but are not held by the purchase contract agent, or are not held in book-entry form, TXU Corp. shall have the right to select relevant record dates, which shall be at least one business day but not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date.

     If any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

MARKET RATE RESET

     The reset rate on the Senior Notes will be equal to the sum of the reset spread and the yield on the applicable benchmark Treasury in effect on the third business day immediately preceding the initial reset date or May 16, 2006, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding the initial reset date, the reset rate will be the rate determined by the reset agent as the rate the Senior Notes should bear in order for the Senior Notes included in Corporate Units to have an approximate aggregate market value on the initial reset date of 100.5% of the remarketing Treasury portfolio purchase price described under DESCRIPTION OF THE PURCHASE CONTRACTS -- "Remarketing." In the case of a reset on the third business day immediately preceding May 16, 2006, the reset rate will be the rate determined by the reset agent as the rate the Senior Notes should bear in order for each Senior Note to have an approximate market value on May 16, 2006 of 100.5% of the principal amount of the Senior Note. TXU Corp. may limit the reset rate to 200 basis points over the yield on the applicable benchmark Treasury. In addition, the reset rate will in no event exceed the maximum rate permitted by applicable law.

     The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by TXU Corp. and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the Senior Notes, which will be two years or between two and one-quarter years and two and one-half years, as applicable. The yield for the applicable benchmark Treasury will be the bid side yield displayed at 10:00 A.M., New York City time, on the third business day immediately preceding the initial reset date or May 16, 2006, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with TXU Corp.), no longer an appropriate system from which to obtain the yield, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with TXU Corp.), is appropriate). If this yield is not so displayed, the yield for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid yields, as of 10:30 A.M., New York City time, on the third business day immediately preceding the initial reset date or May 16, 2006, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with TXU Corp.) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

     On the seventh business day immediately preceding the initial reset date or May 16, 2006, as applicable, the applicable benchmark Treasury to be used to determine the reset rates will be selected, and the reset spread to be added to the yield on the applicable benchmark Treasury will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by TXU Corp. (the "reset announcement date"). TXU Corp. will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. TXU Corp. will request, not later than seven nor more than 15 calendar days prior to each reset announcement date, that the depositary notify its participants holding Senior Notes, Corporate Units or Treasury Units of the reset announcement date and of the procedures that must be followed if any owner of Equity Units wishes to settle the related purchase contract with cash on the business day immediately preceding May 16, 2006.

OPTIONAL REMARKETING

     On or prior to the fifth business day immediately preceding the applicable remarketing date but no earlier than the payment date immediately preceding that remarketing date, holders of Senior Notes, that are not components of Corporate Units may elect to have their Senior Notes remarketed in the same manner as Senior Notes that are components of Corporate Units by delivering their Senior Notes, along with a notice of this election to the collateral agent. The collateral agent will hold the Senior Notes in an account separate from the collateral account in which the pledged securities will be held. Holders of Senior Notes electing to have those Senior Notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding the applicable remarketing date.

PUT OPTION FOLLOWING FAILED REMARKETINGS

     If the remarketing of the Senior Notes on the third business day immediately preceding May 16, 2006 has resulted in a failed remarketing, holders of Senior Notes following May 16, 2006 will have the right to put the Senior Notes to TXU Corp. on June 30, 2006, upon at least three business days' prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

TAX EVENT REDEMPTION

     If a tax event occurs and is continuing, TXU Corp. may, at its option, redeem the Senior Notes in whole, but not in part, at any time at a price, which is referred to as the redemption price, equal to, for each Senior Note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on Senior Notes which are due and payable on or prior to a redemption date will be payable to the holders of the Senior Notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, TXU Corp. exercises its option to redeem the Senior Notes, the proceeds of the redemption will be payable in cash to the holders of the Senior Notes. If the tax event redemption occurs prior to the initial reset date, or, if the Senior Notes are not successfully remarketed on the third business day immediately preceding the initial reset date, prior to May 16, 2006, the redemption price for the Senior Notes forming a part of the Corporate Units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable tax event Treasury portfolio described below on behalf of the holders of Corporate Units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The applicable tax event Treasury portfolio will be substituted for Senior Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the purchase contracts.

     "Tax event" means the receipt by TXU Corp. of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Thelen Reid & Priest LLP) to the effect that there is more than an insubstantial risk that interest payable by TXU Corp. on the Senior Notes would not be deductible, in whole or in part, by TXU Corp. for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

     "Redemption amount" means

     o in the case of a tax event redemption occurring prior to the initial reset date, or prior to May 16, 2006 if the remarketing of the Senior Notes on the third business day immediately preceding the initial reset date resulted in a failed remarketing, for each Senior Note, the product of the principal amount of that Senior Note and a fraction whose numerator is the applicable tax event Treasury portfolio purchase price and whose denominator is the aggregate principal amount of Senior Notes included in Corporate Units, and

     o in the case of a tax event redemption occurring on or after the initial reset date, or May 16, 2006 if the remarketing of the Senior Notes on the third business day immediately preceding the initial reset date resulted in a failed remarketing, for each Senior Note, the product of the principal amount of that Senior Note and a fraction whose numerator is the applicable tax event Treasury portfolio purchase price and whose denominator is the sum of the aggregate principal amount of the Senior Notes outstanding on the tax event redemption date.

     "Tax event Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of applicable tax event Treasury portfolio for settlement on the tax event redemption date.

     "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by TXU Corp.

     The Treasury portfolio to be purchased in connection with a tax event redemption, or tax event Treasury portfolio, will consist of:

     (1) if the tax event redemption occurs prior to the initial reset date, or if the Senior Notes are not successfully remarketed on the third business day immediately preceding the initial reset date, prior to May 16, 2006:

         o interest or principal strips of U.S. Treasury securities that mature on or prior to May 15, 2006 in an aggregate amount equal to the principal amount of Senior Notes included in the Corporate Units, and

         o with respect to each scheduled interest payment date on the Senior Notes that occurs after the tax event redemption and on or before May 16, 2006, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Senior Notes on that date if the interest rate of the Senior Notes was not reset on any applicable reset date; or

     (2) if the tax event redemption occurs on or after the initial reset date, or if the Senior Notes are not successfully remarketed on the third business day immediately preceding the initial reset date, on or after May 16, 2006:

         o interest or principal strips of U.S. Treasury securities that mature on or prior to May 15, 2008 in an aggregate amount equal to the principal amount of Senior Notes outstanding, and

         o with respect to each scheduled interest payment date on the Senior Notes that occurs after the tax event redemption and on or before May 16, 2008, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Senior Notes outstanding on that date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed at its registered address. Unless TXU Corp. defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the Senior Notes. In the event any Senior Notes are called for redemption, neither TXU Corp. nor the trustee will be required to register the transfer of or exchange the Senior Notes to be redeemed.

BOOK-ENTRY AND SETTLEMENT

     Senior Notes which are released from the pledge following substitution or settlement of the applicable portion of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. See DESCRIPTION OF THE PURCHASE CONTRACTS -- "Book-Entry System" for a description of the depositary. Except under the limited circumstances described below or except upon recreation of Corporate Units, Senior Notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

     Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of Senior Notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing Senior Notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

     In the event that

     o the depositary notifies TXU Corp. that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice; or

     o the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after TXU Corp. learns that the depositary has ceased to be so registered; or

     o TXU Corp. determines in its sole discretion that it will no longer have debt securities represented by global securities or permit any the global security certificates to be exchangeable, certificates for the Senior Notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Senior Note certificates registered in the names directed by the depositary. TXU Corp. expects that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

See DESCRIPTION OF THE PURCHASE CONTRACTS -- "Book-Entry System" for a description of the depositary's procedures.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units, Senior Notes and TXU Corp. common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with Equity Units, Senior Notes and TXU Corp. common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (defined below) that purchase Equity Units upon original issuance. The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding Equity Units, Senior Notes, or shares of TXU Corp. common stock as part of a straddle, hedge, conversion transaction or other integrated investment and persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING, AND DISPOSING OF THE EQUITY UNITS OR SENIOR NOTES OR TXU CORP. COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

     For purposes of this summary, the term "U.S. person" means (1) an individual who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or
(b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

EQUITY UNITS

     Allocation of Purchase Price. A holder's acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of two components - the Senior Note and the purchase contract. The purchase price of each Equity Unit will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a holder's initial tax basis in the Senior Note and the purchase contract. TXU Corp. will report the fair market value of each Senior Note as $50 and the fair market value of each purchase contract as $0. This position will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed United States federal income tax returns for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, holders should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

     Ownership of Senior Notes or Treasury Securities. Holders will be treated as owning the Senior Notes or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for United States federal income tax purposes. TXU Corp. and, by virtue of their acquisition of Equity Units, holders agree to treat the Senior Notes or Treasury securities constituting a part of the Equity Units as owned by holders for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the Senior Notes or Treasury securities are discussed below (see -- "Senior Notes," -- "Treasury Securities" and -- "Remarketing and Tax Event Redemption of Senior Notes").

     Sales, Exchanges or Other Taxable Dispositions of Equity Units. If holders sell, exchange or otherwise dispose of Equity Units in a taxable disposition (collectively, a "disposition"), they will be treated as having sold, exchanged or disposed of each of the purchase contract and the Senior Note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, that constitute such Equity Units, and the proceeds realized on such disposition will be allocated between the purchase contract and the Senior Note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, in proportion to their respective fair market values. As a result, as to each of the purchase contract and the Senior Note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, holders generally will recognize gain or loss equal to the difference between the portion of the proceeds received by holders that is allocable to the purchase contract and the Senior Note, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and their adjusted tax basis in the purchase contract and the Senior Note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, except to the extent holders are treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which amount may be treated as ordinary income to the extent not previously included in income. In the case of the purchase contract, the applicable ownership interest in the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if holders held the Equity Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the Senior Notes are summarized under -- "Senior Notes -- Sales, Exchanges or Other Taxable Dispositions of Senior Notes."

     If the disposition of an Equity Unit occurs when the purchase contract has a negative value, holders should be considered to have received additional consideration for the Senior Note, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from their obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a Senior Note prior to the purchase contract settlement date generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value.

     In determining gain or loss, contract adjustment payments or deferred contract adjustment payments that have been received by holders, but have not previously been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments previously included in the holders' income, but not received by the holders, should increase their adjusted tax basis in the purchase contract (see -- "Purchase Contracts -- Contract Adjustment Payments and Deferred Contract Adjustment Payments" below).

SENIOR NOTES

     The discussion in this section will apply to holders if they hold Senior Notes or Corporate Units that include Senior Notes.

     Classification of the Senior Notes. In connection with the issuance of the Senior Notes, Thelen Reid & Priest LLP, TXU Corp.'s special counsel, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Senior Notes will be classified as indebtedness for United States federal income tax purposes. TXU Corp. and, by virtue of their acquisition of Corporate Units, holders, agree to treat the Senior Notes as indebtedness of TXU Corp. for United States federal income tax purposes.

     Original Issue Discount. Because of the manner in which the interest rate on the Senior Notes is reset, the Senior Notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, or OID, as set forth in the applicable Treasury Regulations. TXU Corp. intends to treat the Senior Notes in that manner, and the remainder of this discussion assumes that the Senior Notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the interest income on Senior Notes, (2) for all accrual periods through the initial reset date, and possibly for accrual periods thereafter, with respect to the Senior Notes, to require holders to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the Senior Notes. See -- "Sales, Exchanges or Other Taxable Dispositions of Senior Notes."

     Holders will be required to accrue OID on the Senior Notes on a constant yield to maturity basis based on the "comparable yield" of the Senior Notes. The comparable yield of the Senior Notes will generally be the rate at which TXU Corp. would issue a fixed rate debt instrument with terms and conditions similar to those of the Senior Notes (which rate will exceed the current interest payments on the Senior Notes). TXU Corp. has determined that, for the Senior Notes, per $50 of principal amount, the comparable yield is 6.15% and the projected payments are $.57 on August 16, 2002, and $.73 for each subsequent quarter ending on or prior to the initial reset date. TXU Corp. has also determined that the projected payment for the Senior Notes, per $50 of principal amount, at the maturity date is $50.85 (which includes the stated principal amount of the Senior Notes as well as the final projected interest payment). The amount of OID on a Senior Note for each accrual period is determined by multiplying the comparable yield of the Senior Note (adjusted for the length of the accrual period) by the Senior Note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each Senior Note, per $50 of principal amount, at the beginning of the first accrual period will be $50, and the adjusted issue price of each Senior Note at the beginning of each subsequent accrual period will be equal to $50, increased by any OID previously accrued by holders on such Senior Note and decreased by the amount of projected payments on such Senior Note through such date. The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that holders hold the Senior Note.

     If after the date on which the interest rate on the Senior Notes is reset, the remaining amounts of principal and interest payable on the Senior Notes differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by holders as adjustments to interest income in a reasonable manner over the period to which they relate. TXU Corp. expects to account for any such difference with respect to a period as an adjustment for that period.

     Holders are generally bound by the comparable yield and projected payment schedule for the Senior Notes provided by TXU Corp. unless either is unreasonable. If holders decide to use their own comparable yield and projected payment schedule, holders must explicitly disclose this fact and the reason that they have used their own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to holders' timely filed United States federal income tax return for the taxable year that includes the date of their acquisition of the Senior Notes.

     The foregoing comparable yield and projected payment schedules are supplied by TXU Corp. solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute projections or representations as to the amounts that holders will actually receive as a result of owning Senior Notes or Corporate Units.

     Adjustment to Tax Basis in Senior Notes. A holder's tax basis in a Senior Note will be increased by the amount of OID included in income with respect to the Senior Note and decreased by the amount of projected payments with respect to the Senior Note through the computation date.

     Sales, Exchanges or Other Taxable Dispositions of Senior Notes. Holders will recognize gain or loss on a disposition of Senior Notes (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by holders on the disposition of the Senior Notes and their adjusted tax basis in such Senior Notes. Selling expenses incurred by holders, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by holders upon a disposition of Senior Notes. Gain recognized on the disposition of a Senior Note prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a Senior Note prior to the purchase contract settlement date will be treated as ordinary loss to the extent of holders' prior inclusions of OID on the Senior Note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a Senior Note on or after the related purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the Senior Note over the present value of the total remaining payments set forth on the projected payment schedule for the Senior Note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

TREASURY SECURITIES

     The discussion in this section will apply to holders who hold Treasury Units or Treasury securities.

     Original Issue Discount. If holders hold Treasury Units, they will be required to treat their ownership interest in the Treasury securities included in a Treasury Unit as an interest in a bond that was originally issued on the date they acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by holders will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. Holders will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of their regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A holder's adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such holder's gross income.

     Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that holders obtain the release of Treasury securities by delivering Senior Notes to the collateral agent, holders generally will not recognize gain or loss upon such substitution. Holders will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by holders on such disposition and their adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

PURCHASE CONTRACTS

     Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to holders when received or accrued, in accordance with their regular method of tax accounting. To the extent TXU Corp. is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to holders. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

     The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder's adjusted tax basis in a purchase contract or TXU Corp. common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract. In particular, any contract adjustment payments or deferred contract adjustment payments (i) that have been included in holders' income, but that have not been paid to them, should increase their adjusted tax basis in the purchase contract and (ii) that have been paid to holders, but that have not been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See -- "Acquisition of TXU Corp. Common Stock Under a Purchase Contract," -- "Equity Units -- Sales, Exchanges or Other Taxable Dispositions of Equity Units" and -- "Termination of Purchase Contract."

     Acquisition of TXU Corp. Common Stock Under a Purchase Contract. Holders generally will not recognize gain or loss on the purchase of TXU Corp. common stock under a purchase contract, except with respect to any cash paid to holders in lieu of a fractional share of TXU Corp. common stock. Holders' aggregate initial tax basis in the TXU Corp. common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of their adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for TXU Corp. common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

     Ownership of TXU Corp. Common Stock Acquired Under the Purchase Contract. Any distribution on TXU Corp. common stock paid by TXU Corp. out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by holders when received. Any such dividend will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

     Upon a disposition of TXU Corp. common stock, holders generally will recognize capital gain or loss equal to the difference between the amount realized and their adjusted tax basis in the TXU Corp. common stock. Such capital gain or loss generally will be long-term capital gain or loss if they held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Early Settlement of Purchase Contract. Holders will not recognize gain or loss on the receipt of their proportionate share of Senior Notes or Treasury securities or the applicable ownership interest in the appropriate Treasury portfolio upon early settlement of a purchase contract, and holders will have the same adjusted tax basis in such Senior Notes, Treasury securities or Treasury portfolio as before such early settlement.

     Termination of Purchase Contract. If a purchase contract terminates, holders will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and their adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of the Senior Notes or Treasury securities or applicable ownership interest in the appropriate Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in such Senior Notes, Treasury securities or applicable ownership interest in the Treasury portfolio as before such distribution.

     Adjustment to Settlement Rate. A holder may be treated as receiving a constructive dividend distribution from TXU Corp. if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Equity Units in TXU Corp.'s assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the TXU Corp. common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to holders even though holders would not receive any cash related thereto.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE OR RECREATE TREASURY UNITS

     Holders of Corporate Units who deliver Treasury securities to the collateral agent in substitution for Senior Notes or the applicable ownership interest in a Treasury portfolio will not recognize gain or loss upon their delivery of such Treasury securities or their receipt of the Senior Notes or the applicable ownership interest in a Treasury portfolio. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and Senior Notes or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, the Senior Notes or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

SUBSTITUTION OF SENIOR NOTES TO RECREATE CORPORATE UNITS

     Holders of Treasury Units who deliver Senior Notes or the applicable ownership interest in a Treasury portfolio to the collateral agent in substitution for Treasury securities will not recognize gain or loss upon their delivery of such Senior Notes or the applicable ownership interest in a Treasury portfolio or their receipt of the Treasury securities. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and Senior Notes or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, the Senior Notes or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

REMARKETING AND TAX EVENT REDEMPTION OF SENIOR NOTES

     A remarketing or a tax event redemption will be a taxable event for holders of Senior Notes, which will be subject to tax in the manner described under -- "Senior Notes -- Sales, Exchanges or Other Taxable Dispositions of Senior Notes."

     Ownership of Treasury Portfolio. In the event of a remarketing of the Senior Notes on the third business day preceding the initial reset date, or a tax event redemption prior to May 16, 2006, TXU Corp. and, by virtue of their acquisition of Corporate Units, holders agree to treat the applicable ownership interest in the Treasury portfolio constituting a part of their Corporate Units as owned by holders for United States federal income tax purposes. In such a case, holders will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for United States federal income tax purposes. The remainder of this summary assumes that holders of Corporate Units will be treated as the owners of the applicable ownership interest in the Treasury portfolio constituting a part of such Corporate Units for United States federal income tax purposes.

     Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the Senior Notes on the third business day preceding the initial reset date, or a tax event redemption prior to May 16, 2006, holders will be required to treat their pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to their pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Corporate Units. Holders will be required to include such OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. The portion of each scheduled interest payment to holders in respect of the Treasury portfolio that exceeds the amount of such OID will be treated as a return of their investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

     In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), holders will generally be required to include OID in income as it accrues only if they are accrual basis taxpayers. If holders are accrual basis taxpayers, they will generally accrue such OID on a straight-line basis, unless they make an election to accrue such OID on a constant yield to maturity basis.

     Tax Basis of the Applicable Ownership Interest in a Treasury Portfolio. The initial tax basis of holders in their applicable ownership interest in a Treasury portfolio will equal their pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder's adjusted tax basis in the applicable ownership interest in a Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of that Treasury portfolio.

     Sales, Exchanges or Other Dispositions of the Applicable Ownership Interest in a Treasury Portfolio. Holders that obtain the release of the applicable ownership interest in a Treasury portfolio and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such holders' adjusted tax basis in the applicable ownership interest in that Treasury portfolio. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such applicable interest in the Treasury portfolio for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Unless holders are exempt recipients, such as corporations, interest, OID, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, Equity Units, Senior Notes, purchase contracts, Treasury securities, the applicable ownership interests in a Treasury portfolio, or TXU Corp. common stock, as the case may be, may be subject to information reporting and may also be subject to United States federal backup withholding tax if holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable United States information reporting or certification requirements. The backup withholding rate for 2002 and 2003 is 30%; for 2004 and 2005 is 29%; and for 2006 and thereafter is 28%.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against holders' United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended (ERISA), and the United States Internal Revenue Code of 1986 (Code), impose certain restrictions on:

     o   employee benefit plans (as defined in Section 3(3) of ERISA);

     o plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans;

     o any entities whose underlying assets include plan assets pursuant to 29 C.F.R. Section 2510.3-101 by reason of a plan's investment in such entities (each a Plan); and

     o persons who have certain specified relationships to such Plans (Parties in Interest under ERISA and Disqualified Persons under the Code).

     Plans may purchase Corporate Units subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements under ERISA or the Code applicable to investments by Plans. Accordingly, among other factors, the investing fiduciary should consider whether:

     o the investment would satisfy the prudence and diversification requirements of ERISA;

     o the investment would be consistent with the documents and instruments governing the Plan;

     o the investment is made solely in the interest of participants and beneficiaries of the Plan;

     o the acquisition and holding of Corporate Units does not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; and

     o the investment does not violate ERISA's prohibition on improper delegation of control over or responsibility for Plan assets.

     If TXU Corp. was a Party in Interest or Disqualified Person with respect to a Plan (or becomes a Party in Interest or Disqualified Person in connection with this transaction), such Plan's acquisition or holding of the Corporate Units could be deemed to constitute a transaction prohibited under Title I of ERISA or

Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person), unless such Corporate Units are acquired and are held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor (DOL) has issued prohibited transaction class exemptions (PTCEs) that may apply to the acquisition and holding of Corporate Units. These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company pooled separate accounts), PTCE 91-38 (respecting transactions involving bank collective investment funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers). There can be no assurance, however, that all of the conditions of any such exemption will be satisfied.

     By its purchase of the Corporate Units (or an interest therein), each purchaser of the Corporate Units will be deemed to have represented and agreed that either:

     o   it is not purchasing the Corporate Units with the assets of any Plan;
         or

     o one or more exemptions apply so that the use of Plan assets will not constitute a non-exempt prohibited transaction under ERISA or the Code.

Additionally, each purchaser of the Corporate Units (or an interest therein) will be deemed to have directed the remarketing agent to take the actions set forth in this prospectus supplement. Any Plan fiduciary that proposes to cause a Plan to purchase the Corporate Units should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied.

SPECIAL CONSIDERATIONS APPLICABLE TO INSURANCE COMPANY GENERAL ACCOUNTS

     Based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. Any investor that is an insurance company using the assets of its general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued final regulations effective January 5, 2000 (the General Account Regulations) with respect to insurance policies issued on or before December 31, 1998, that are supported by an insurer's general account. As a result of the General Account Regulations, assets of an insurance company's general account will not be treated as plan assets for purposes of the fiduciary responsibility provisions of ERISA and
Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

                                  UNDERWRITING

     TXU Corp. is selling the Corporate Units to the underwriters named in the table below pursuant to an underwriting agreement dated on or about the date of this prospectus supplement. Subject to certain conditions, TXU Corp. has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of Corporate Units set forth opposite that underwriter's name in the table below:

                                                                 NUMBER OF
             UNDERWRITERS                                     CORPORATE UNITS
             ------------                                     ---------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..............................           3,168,000
Banc of America Securities LLC.........................           1,584,000
Credit Suisse First Boston Corporation.................           1,584,000
Salomon Smith Barney Inc...............................           1,584,000
Commerzbank Capital Markets Corp.......................             440,000
Credit Lyonnais Securities (USA) Inc. .................             440,000
                                                                  ---------
             Total.....................................           8,800,000
                                                                  =========


     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Corporate Units if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Corporate Units to the public when and if the underwriters buy the Corporate Units from TXU Corp.

     TXU Corp. estimates that its expenses in connection with the offer and sale of the Corporate Units, not including the underwriting discount, will be $775,000.

     TXU Corp. has agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

COMMISSIONS AND DISCOUNTS

     The Corporate Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Corporate Units sold by the underwriters to securities dealers may be sold at a discount from the public offering prices of up to $.90 per Corporate Unit. Any such securities dealers may resell any Corporate Units purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to $.10 per Corporate Unit. If all of the Corporate Units are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

     The following table shows the per unit and total public offering price, underwriting discount to be paid by TXU Corp. to the underwriters and proceeds before expenses to TXU Corp. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                                                   Per
                                                                Corporate
                                                                   Unit           Without Option       With Option
                                                                ---------         --------------       -----------
Public offering price.........................                   $50.00             $440,000,000        $506,000,000
Underwriting discount.........................                    $1.50              $13,200,000         $15,180,000
Proceeds, before expenses, to TXU Corp........                   $48.50             $426,800,000        $490,820,000


OVERALLOTMENT

     TXU Corp. has granted an option to the underwriters to purchase up to an additional 1,320,000 Corporate Units at the public offering price less the underwriting discount. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement, with certain limitations, solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional Corporate Units as the number set forth next to the underwriter's name in the preceding table bears to the total number of Corporate Units set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

     TXU Corp. has agreed, for a period of 90 days after the date of this prospectus supplement, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch), as the representative of the underwriters (Representative), directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Corporate Units, purchase contracts or TXU Corp. common stock, or any securities of TXU Corp. similar to the Corporate Units, purchase contracts or TXU Corp. common stock or any security convertible into or exchangeable or exercisable for Corporate Units, purchase contracts or its common stock, other than shares of its common stock or options for shares of its common stock issued pursuant to or sold in connection with any employee benefit, dividend reinvestment, stock option and stock purchase plans of TXU Corp. and its subsidiaries, the common stock issued in the concurrent offering referenced elsewhere in this prospectus supplement, Corporate Units, Treasury Units or other similar securities issued upon substitution of pledged securities that are components of Corporate Units, Treasury Units or other similar securities, shares of common stock issuable upon settlement of Corporate Units, Treasury Units or other similar securities, or any sale or remarketing of TXU Corp. common stock or mandatorily convertible preference stock required pursuant to contractual arrangements existing at the date of this prospectus supplement.

NEW YORK STOCK EXCHANGE LISTING

     The Corporate Units have been approved for listing on the NYSE under the symbol "TXUPrD," subject to official notice of issuance. TXU Corp. does not intend to apply for any separate listing of the Senior Notes or any Treasury Units. TXU Corp. has been advised by the underwriters that they intend to make a market in the Corporate Units. The underwriters are not obligated to do so and may discontinue their market making at any time without notice. There can be no assurance that an active trading market will develop for the Corporate Units or that the Corporate Units will trade at or above the initial public offering price in the public market subsequent to the offering.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the Corporate Units offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Corporate Units or shares of TXU Corp. common stock. However, the underwriters may engage in transactions that stabilize the price of the Corporate Units or TXU Corp. common stock, such as bids or purchases that peg, fix or maintain the price of the Corporate Units or TXU Corp. common stock.

     In connection with this offering, the underwriters may make short sales of the Corporate Units. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Corporate Units than they are required to purchase Corporate Units in this offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Corporate Units in the open market. In determining the source of Corporate Units to close out the covered short position, the Representative will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase the Corporate Units through the overallotment option. Naked short sales are sales in excess of the overallotment option. The Representative must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the Representative is concerned that there may be downward pressure on the price of the Corporate Units or TXU Corp. common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the Representative to cover syndicate short positions may have the effect of raising or maintaining the market price of the Corporate Units and TXU Corp. common stock or preventing or retarding a decline in the market price of the Corporate Units and TXU Corp. common stock. As a result, the prices of the Corporate Units and TXU Corp. common stock may be higher than they would otherwise be in the absence of these transactions.

     Neither TXU Corp. nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or TXU Corp. common stock. In addition, neither TXU Corp. nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The Representative may agree to allocate a number of Corporate Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of Corporate Units for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

OTHER RELATIONSHIPS

     The underwriters are also underwriting the concurrent offering of common stock. In addition, certain of the underwriters and their affiliates engage in transactions with, and perform services for, TXU Corp., its subsidiaries and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TXU Corp., its subsidiaries and its affiliates.

MISCELLANEOUS

     This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing the Senior Notes at such time as is necessary or upon early settlement or cash settlement of the purchase contracts.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the fiscal year ended December 31, 2001 (Annual Report), and incorporated in this prospectus supplement and the accompanying prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the Annual Report. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 (March Quarterly Report), that is incorporated by reference in this prospectus supplement and the accompanying prospectus, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in their report included in the March Quarterly Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, Deloitte & Touche LLP has not audited and does not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act relating to, among others, the securities offered hereby prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

     The validity of the purchase contracts, the TXU Corp. common stock issuable upon settlement thereof, and the Senior Notes will be passed upon for TXU Corp. by Hunton & Williams, Dallas, Texas and Thelen Reid & Priest LLP, New York, New York and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters of Texas law will be passed upon only by Hunton & Williams. Certain federal income tax matters will be passed upon for TXU Corp. by Thelen Reid & Priest LLP.

PROSPECTUS

                                 $2,000,000,000
                                AGGREGATE AMOUNT
                                 ---------------

                                    TXU CORP.

                                 DEBT SECURITIES
                                PREFERENCE STOCK
     COMMON STOCK WITH ATTACHED RIGHTS TO PURCHASE SERIES A PREFERENCE STOCK
                            STOCK PURCHASE CONTRACTS
                                       AND
                              STOCK PURCHASE UNITS
                                  -------------

                                 TXU CAPITAL III
                                 TXU CAPITAL IV

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                                 FORTH HEREIN BY

                                    TXU CORP.
              -----------------------------------------------------

     TXU Corp., TXU Capital III and TXU Capital IV may offer from time to time up to an aggregate of $2,000,000,000 of the securities discussed in this prospectus. This prospectus contains summaries of the general terms of these securities. We will describe the specific terms of these securities, their offering prices and the manner in which they will be offered in supplements to this prospectus. You should read this prospectus and any applicable supplements carefully before you invest.

     We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. In this prospectus we provide more information on this topic under the heading PLAN OF DISTRIBUTION.

     TXU Corp.'s common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU."

              -----------------------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated March 27, 2002.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have previously filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over a period not expected to exceed two years, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp., a Texas corporation which changed its name from Texas Utilities Company on May 15, 2000, was formed in 1997 as a holding company. TXU Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-12833. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     Information about TXU Corp. is also available on its web site at http://www.txu.com. The information available on TXU Corp.'s web site is not a part of this prospectus.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

     o TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001.

     o TXU Corp.'s Current Report on Form 8-K filed with the SEC on January 16, 2002.

     You may request a copy of these filings at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

                                    TXU CORP.

     TXU Corp. is a global energy services company that engages in

     o   electricity generation,

     o   wholesale energy trading,

     o   retail energy marketing,

     o   energy delivery,

     o   other energy-related services and

     o   through a joint venture, telecommunications services.

     Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that by January 1, 2002, each electric utility was required to separate, or unbundle, its business into the following: power generation operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. As a result, TXU Corp. restructured certain of its businesses effective January 1, 2002.

     As required by the 1999 Restructuring Legislation, TXU Corp.'s subsidiary, TXU US Holdings Company, formerly TXU Electric Company (US Holdings), filed its business separation plan with the Public Utility Commission of Texas (Texas
PUC). This business separation plan and the March 2000 application to the Texas PUC laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002.

     TXU Corp.'s principal subsidiaries, after restructuring on January 1, 2002, are:

     o US HOLDINGS - a holding company for TXU Energy Company LLC (TXU Energy) and Oncor Electric Delivery Company (Oncor). In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its amended business separation plan, as approved by the Texas PUC on October 31, 2001, as of January 1, 2002 US Holdings transferred to Oncor its T&D business and to TXU Energy its generation assets and retail customers, which together comprised the integrated electric utility business conducted by US Holdings through December 31, 2001. In addition, as of January 1, 2002, TXU Energy acquired the following businesses from within the TXU Corp. system: the REP of TXU SESCO Company; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas Company (TXU Gas); and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement and coal mining businesses that service the generation operations. Also, the T&D business of TXU SESCO Company was transferred to Oncor. Through its subsidiaries, US Holdings is engaged in the generation of electricity, wholesale energy (electricity and natural gas) trading and risk management, and retail energy sales and services in the United States and parts of Canada, as well as the transmission and distribution of electricity in Texas.

     o TXU GAS - an integrated company engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. Divisions of TXU Gas include TXU Lone Star Pipeline, owner and operator of interconnected natural gas transmission and gathering lines, underground storage reservoirs, compressor stations and related properties, all within Texas, and TXU Gas Distribution, one of the largest gas distribution companies in the United States and the largest in Texas.

     o TXU EUROPE LIMITED (TXU Europe) - a holding company for TXU Corp.'s European operations. TXU Europe's operations in the United Kingdom (UK) and other parts of Europe are primarily conducted through subsidiaries of TXU Europe Group Plc. TXU Europe serves approximately 5.7 million electricity and gas customers in the UK and is one of the largest suppliers (retailers) in England and Wales. Subsidiaries of TXU Europe also include TXU Europe Power Limited, a large generator of electricity in the UK; TXU UK Limited, one of the largest retail suppliers of natural gas in the UK; and TXU Europe Energy Trading Limited and other subsidiaries engaged in wholesale energy trading and risk management in the UK and in the central and Nordic regions of Europe.

     o TXU AUSTRALIA HOLDINGS (PARTNERSHIP) LIMITED PARTNERSHIP (TXU Australia) - a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia; TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria; and TXU Pty. Ltd., which retails natural gas in Victoria. TXU Electricity Limited serves over 533,000 customers in the state of Victoria, including suburban Melbourne, the second-largest city in Australia. TXU Networks (Gas) Pty. Ltd. has over 450,000 supply points. TXU Pty. Ltd. retails natural gas to approximately 427,000 customers. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,330 megawatt Torrens Island power station in South Australia. TXU Australia also has a portfolio management and energy trading operation that manages its price and volume risks.

     o TXU BUSINESS SERVICES COMPANY (TXU Business Services) - a provider of financial, accounting, information technology, environmental, customer, procurement, personnel and other administrative services, at cost, to TXU Corp. and its other subsidiaries.

     In addition, TXU Corp. owns a 50% interest in Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company (TXU Communications). TXU Communications operates an integrated telecommunications platform, including an established incumbent local exchange carrier, as well as an emerging integrated communications provider and fiber optic transport business operating primarily in the Texas market. TXU Communications currently has over 225,000 access lines, including 58,000 competitive lines, and owns and operates a state-of-the-art fiber optic network spanning more than 2,200 route miles (60,000 fiber miles).

     In conjunction with its realignment into the corporate structure summarized above, effective as of January 1, 2002, TXU Corp. also realigned its businesses into the following operating business segments:

     o US ENERGY - operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in the US and parts of Canada. This segment consists of all operations, other than the transmission and distribution business, of the former US Electric segment and the former US Energy segment.

     o US ENERGY DELIVERY - operations involving the transmission and distribution of electricity and the purchase, transmission, distribution and sale of natural gas in Texas. This segment consists of the transmission and distribution operations of the former US Electric segment and the operations of the former US Gas segment.

     o INTERNATIONAL ENERGY - operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in Europe and Australia. This segment consists of the operations of the former Europe and Australia segments.

     The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information you should refer to the information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                       TXU CAPITAL III AND TXU CAPITAL IV

     TXU Capital III and TXU Capital IV are identical Delaware business trusts, and each will be referred to in this prospectus as TXU Capital. Each was created pursuant to a separate trust agreement among TXU Corp. as depositor of TXU Capital, The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by TXU Corp. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Corp. as trust assets. All of the common trust securities will be owned by TXU Corp. The common trust securities will represent at least 3% of the total capital of TXU Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement.

     No separate financial statements of TXU Capital are included in this prospectus. TXU Corp. and TXU Capital consider that such statements would not be material to holders of the preferred trust securities because TXU Capital has no independent operations and its sole purposes are those stated above. TXU Corp. does not expect that TXU Capital will be filing annual, quarterly or special reports with the SEC.

     TXU Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Capital is c/o TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, TXU Corp. will use the net proceeds from the offering of its securities for general corporate purposes, which may include the repayment of short-term indebtedness.

     The proceeds from the sale of preferred trust securities by TXU Capital will be invested in junior subordinated debentures issued by TXU Corp. Except as TXU Corp. may otherwise describe in the related prospectus supplement, TXU Corp. expects to use the net proceeds from the sale of such junior subordinated debentures to TXU Capital for general corporate purposes, which may include the repayment of short-term indebtedness.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for TXU Corp. for each of the years ended December 31, 1997 through 2001 are set forth in the table below.

                                                                                       Ratio of Earnings to
                                                      Ratio of Earnings to               Fixed Charges and
                     Period                               Fixed Charges                Preference  Dividends
                     ------                               -------------                ---------------------
          Year ended December 31, 1997                        2.14                             2.14
          Year ended December 31, 1998                        1.84                             1.84
          Year ended December 31, 1999                        1.87                             1.87
          Year ended December 31, 2000                        1.74                             1.72
          Year ended December 31, 2001                        1.49                             1.47

                     DESCRIPTION OF TXU CORP. CAPITAL STOCK

     The authorized capital stock of TXU Corp. consists of 1,000,000,000 shares of common stock, without par value, of which 265,341,490 shares were outstanding at March 5, 2002, and 50,000,000 shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s share rights plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C, are authorized, outstanding and held by a wholly-owned subsidiary trust.

     Each share of common stock is entitled to one vote on all questions submitted to shareholders and to cumulative voting at all elections of directors.

     The common stock has no other preemptive or conversion rights. When the shares of common stock offered in this prospectus are issued and sold, they will be fully paid and non-assessable.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of preference stock will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. as well as to all holders of debt of TXU Corp. These subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     The Texas Business Corporation Act and the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp. determine the rights and privileges of holders of capital stock. The information below is a summary of those terms. For a more detailed understanding of those terms, you should read the Amended and Restated Articles of Incorporation and Restated Bylaws of TXU Corp., which have been filed with the SEC, and the Texas corporate law.

     TXU Corp. may issue one or more series of preference stock without the approval of its shareholders. The preference stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Corp.

     Some terms of a series may differ from those of another series. A prospectus supplement will describe terms of any preference stock being offered. These terms will also be described in a Statement of Resolution Establishing a Series of Preference Stock. That document also will be filed in Texas and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

     o   The title of that series of preference stock;

     o   The number of shares in the series;

     o The dividend rate, or how such rate will be determined, and the dividend payment dates for the series of preference stock;

     o   Whether the series will be listed on a securities exchange;

     o The date or dates on which the series of preference stock may be redeemed at the option of TXU Corp. and any restrictions on such redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase, redeem or retire the series of preference stock;

     o The amount payable on the series of preference stock in case of the liquidation, dissolution or winding up of TXU Corp. and any additional amount, or method of determining such amount, payable in case any such event is voluntary; and

     o Any rights to convert the shares of that series of preference stock into shares of another series or into shares of any other class of capital stock.

     Shares of preference stock issued by TXU Corp. will be fully paid and non-assessable.

     TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock. Each share of the common stock is equal to every other share of the common stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

     TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. TXU Corp. has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities described in this prospectus. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or preference stock during the extension period. For a further description of TXU Corp.'s rights to delay payment, read DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in this prospectus.

     In addition, TXU Corp. has issued stock purchase contracts, as a component of stock purchase units, which require TXU Corp. to make periodic contract adjustment payments to the holders of the stock purchase units. TXU Corp. has a right to delay these payments during the term of the stock purchase contracts. TXU Corp. may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. TXU Corp. may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If TXU exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock or preference stock during the extension period.

     The holders of preference stock have voting rights only in the following circumstances:

     o If dividends have not been paid for four full quarters, holders of preference stock may elect one-third of TXU Corp.'s Board of Directors or two directors, whichever is greater;

     o If dividends have not been paid for eight full quarters, holders of preference stock may elect a majority of TXU Corp.'s full Board of Directors;

     o TXU Corp. needs the approval of the holders of two-thirds of the outstanding shares of the preference stock in order to make the following changes in its capital structure:

         - Authorizing a new class of stock that ranks senior to the preference stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

         - Materially altering the Amended and Restated Articles of Incorporation in such a way as to change the terms of the preference stock, unless the change does not affect every series of preference stock, in which case holders of only those series affected may vote.

TXU Corp. will notify holders of preference stock of any meeting at which they may vote. Shares of preference stock have no preemptive rights.

     After the payment of all dividends due on the shares of any outstanding preference stock, holders of shares of the common stock are entitled to dividends when and as declared by the board of directors.

     The common stock of TXU Corp. is listed on the New York, Chicago and Pacific stock exchanges. The transfer agent for the common stock is TXU Business Services Company, Dallas, Texas.

     On February 19, 1999, TXU Corp.'s Board of Directors adopted a shareholder rights plan pursuant to which holders of common stock were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held. In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, the Rights become exercisable, entitling each holder (other than the person who acquired more than 15%) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of each Right held. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     TXU Corp. may issue stock purchase contracts, including contracts that obligate holders to purchase from TXU Corp., and TXU Corp. to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require TXU Corp. to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

     A prospectus supplement will summarize material terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will refer to the forms of stock purchase contracts. Material United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will also be discussed in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be TXU Corp.'s direct unsecured general obligations. The debt securities will be senior debt securities and will be issued under one or more separate indentures between TXU Corp. and The Bank of New York as trustee under each indenture.

     Material terms of the debt securities and each indenture are summarized below. The form of the indenture has been filed with the SEC, and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of TXU Corp.'s other senior and unsubordinated debt.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness and liabilities, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     o   The title of the debt securities;

     o   Any limit upon the total principal amount of the debt securities;

     o The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

     o The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

     o   Any right to delay the interest payments for the debt securities;

     o The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

     o Any date or dates on which the debt securities may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the debt securities;

     o Any additions to the events of default under the indenture or additions to the covenants of TXU Corp. under the indenture for the benefit of the holders of debt securities;

     o If the debt securities will be issued in denominations other than multiples of $1,000;

     o If payments on the debt securities may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the debt securities;

     o Any collateral, security, assurance or guarantee for the debt securities; and

     o Any other terms of the debt securities not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

     The indenture does not limit the principal amount of debt securities that TXU Corp. may issue.

     TXU Corp. may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Corp.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on any interest payment date will be paid to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the debt securities, appoint one or more additional paying agents (including TXU Corp.) and remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the debt securities. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration, transfer or exchange of

     o any debt security during the 15 days before giving any notice of redemption or

     o any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(Indenture, Section 305.)

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than TXU Corp., sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities. (Indenture, Section 701.)

LIMITATION ON LIENS

     The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, so long as any series of debt securities is outstanding, TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter directly owned by TXU Corp., to secure any Indebtedness, as defined below, without also securing the outstanding debt securities, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or existence of, and in connection with (1) and (2) below, any extension, renewal or refunding of:

     (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time the capital stock is acquired by TXU Corp. or within 270 days after that time to secure all or a portion of the purchase price for the capital stock;

     (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time the capital stock is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

     (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

         (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely ommenced and diligently prosecuted;

         (b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

         (c) so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, TXU Corp. may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, up to an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization, as defined below.

     "Indebtedness" means:

         (i) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

         (ii) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

         (iii) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock, or its equivalent ownership interest, that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     "Consolidated Capitalization" means the sum of:

         (i)   Consolidated Shareholders' Equity;

         (ii) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

         (iii) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Shareholders' Equity" means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries. As used in this definition, "liabilities" means all obligations that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

         (i) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

         (ii)  deferred liabilities; and

         (iii) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     "Consolidated Subsidiary" means, at any date, any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

     "Assets," with respect to any entity, means the whole or any part of its business, property, assets, cash and receivables.

     "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries.

     (Indenture, Section 608.)

     As of December 31, 2001, the Consolidated Capitalization of TXU Corp. was approximately $25 billion.

     For situations in which the limitation on liens will not apply, see - "Assignment of Obligations" below.

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the debt securities and the indenture to a wholly-owned subsidiary, provided that no event of default under the indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the debt securities and under the indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the debt securities and the indenture.

     If such an assignment is made, unless the terms of the assigned debt securities state otherwise:

     o TXU Corp. will be released and discharged from all its other obligations under the debt securities and the indenture;

     o Any covenants made by TXU Corp. with respect to the debt securities would become solely covenants of, and would relate only to, the assuming subsidiary; and

     o There would be no limitation on liens on the capital stock of any TXU Corp. Subsidiary, as defined above under - "Limitations on Liens," that is owned by TXU Corp.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity, or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all debt securities and under the indenture;

     o Immediately after giving effect to the transaction, no event of default under the indenture, or event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

     The terms of the indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

     "Event of default," when used in the indenture with respect to any series of debt securities, means any of the following:

     o Failure to pay interest on any debt security for 30 days after it is due;

     o Failure to pay the principal of or any premium on any debt security when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after TXU Corp. receives written notice from the trustee, or TXU Corp. and the trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series;

     o Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture; or

     o Any other event of default included in any supplemental indenture or officer's certificate for that series of debt securities.

(Indenture, Section 801.)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the trustee a sum sufficient to pay:

         (1) all overdue interest on all debt securities of that series;

         (2) the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

         (3) interest on overdue interest; and

         (4) all amounts due to the trustee under the indenture; and

     o Any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

(Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the trustee written notice of a continuing event of default under the indenture;

     o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

(Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

     TXU Corp. will provide to the trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under an indenture, TXU Corp. and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the indenture and in the debt securities;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

     o   To add additional events of default under the indenture;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

         (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

         (2) when no debt securities of the affected series remain outstanding under the indenture;

     o To provide collateral security for all but not part of the debt securities;

     o To establish the form or terms of debt securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

     o   To cure any ambiguity or inconsistency; or

     o To make any other changes to or add provisions with respect to matters and questions arising under the indenture, provided that the action will not adversely affect the interests of the holders of debt securities of any series in any material respect.

(Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

     The indenture provides that debt securities owned by TXU Corp. or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101 ("Outstanding").)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

     The trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Corp. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

TITLE

     TXU Corp., the trustee, and any agent of TXU Corp. or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.

                          DESCRIPTION OF TXU CAPITAL'S
             PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     TXU Capital will issue preferred trust securities and common trust securities under a trust agreement. In the following discussion, the preferred trust securities and the common trust securities, collectively, are referred to as the "trust securities." The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC, and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

     The preferred trust securities and common trust securities issued by TXU Capital will be substantially the same except that, if TXU Capital fails to make required payments, the rights of TXU Corp., as the holder of the common trust securities, to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. (Trust Agreement, Section 4.03.) If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace the property trustee and the Delaware trustee. (Trust Agreement, Section 8.10.) All of the common trust securities of TXU Capital will be owned by TXU Corp. (Trust Agreement, Section 5.10.)

     TXU Corp. will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o TXU Corp.'s obligations under the junior subordinated debentures discussed below;

     o The rights of holders of preferred trust securities to enforce those obligations;

     o   TXU Corp.'s agreement to pay the expenses of TXU Capital; and

     o TXU Corp.'s guarantee of payments due on the preferred trust securities to the extent of TXU Capital's assets.

     No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by TXU Corp. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

     TXU Capital will use the proceeds from the sale of the trust securities to purchase junior subordinated debentures from TXU Corp. in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee. (Trust Agreement, Section 2.05.) The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the trust securities. (Trust Agreement, Section 2.09.)

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. Material United States federal income tax considerations applicable to the trust preferred securities will also be discussed in the applicable prospectus supplement. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

DISTRIBUTIONS

     The only income of TXU Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. (Trust Agreement, Section 2.08.) If TXU Corp. does not make interest payments on the junior subordinated debentures (or does not pay the expenses of TXU Capital), TXU Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by TXU Corp.

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. (Subordinated Indenture, Section 311.) As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. (Trust Agreement, Section 4.01.) If TXU Corp. extends the interest period, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o   Make any guarantee payments with respect to any of the above.

     Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

     Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

     o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

     o   Distributions on the preferred trust securities; and

     o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

     Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

REDEMPTION

     Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of trust securities. Holders of trust securities will be given not less than 30 nor more than 60 days' notice of any redemption. (Trust Agreement, Section 4.02(a) -
(b).)

     Trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only to the extent that TXU Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c).)

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, the property trustee will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Capital or by TXU Corp. pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d).)

     Subject to applicable law, including United States federal securities law, TXU Corp. may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security transfer agent and registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f).)

SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the trust securities shall be made proportionally based on the liquidation amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, preferred trust securities then due and payable. (Trust Agreement, Section 4.03(a).)

     If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (Trust Agreement, Section 4.03(b).)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

     o   The expiration of the term of TXU Capital;

     o   The bankruptcy, dissolution or liquidation of TXU Corp.;

     o   Redemption of all of the preferred trust securities;

     o The entry of an order for dissolution of TXU Capital by a court of competent jurisdiction; or

     o   At any time, at the election of TXU Corp.

(Trust Agreement, Sections 9.01 and 9.02.)

     The property trustee will liquidate TXU Capital and distribute to each holder of trust preferred securities a like amount of junior subordinated debentures, as expeditiously as the property trustee determines to be appropriate, upon the occurrence of:

     o   The expiration of the term of TXU Capital;

     o An early dissolution because of bankruptcy, dissolution or liquidation of TXU Corp.; or

     o   The election by TXU Corp. to dissolve TXU Capital.

The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, trust property will be liquidated and the holders of the preferred trust securities will be entitled to receive, out of the assets of TXU Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation amount of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation amount of the preferred trust securities they hold. TXU Corp., as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of TXU Capital. (Trust Agreement, Section 9.04.)

EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the trust agreement whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     (1) The occurrence of an event of default under the subordinated indenture;

     (2) Default by TXU Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     (3) Default by TXU Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     (4) Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with item (2) or (3) above, and the continuation of that default or breach for a period of 60 days after notice to TXU Capital by the holders of preferred trust securities having at least 10% of the total liquidation amount of the outstanding preferred trust securities; or

     (5) The occurrence of specified events of bankruptcy or insolvency with respect to TXU Capital.

(Trust Agreement, Section 1.01 ("Event of Default").)

     Within 90 business days after the occurrence of any event of default under the trust agreement that is known to the property trustee, the property trustee will transmit to the holders of trust securities and TXU Corp. notice of that default, unless it has been cured or waived. (Trust Agreement, Section 8.02.)

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (Trust Agreement, Section 6.01(a).)

     Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (Trust Agreement, Section 8.10.)

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the property trustee or the Delaware trustee merges or consolidates with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (Trust Agreement, Section 8.12.)

VOTING RIGHTS

     Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will not in any manner control the administration, operation and management of TXU Capital or have any voting rights not otherwise required by law or the trust agreement. (Trust Agreement, Section 6.01(a).)

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     o   Waive any past default under the subordinated indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Corp. to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or anyone else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Sections 6.01(a) and 601(b).)

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote. (Trust Agreement, Section 6.02.)

     With respect to any of the circumstances described above under which holders of preferred trust securities are entitled to vote or consent, any of the preferred trust securities that are owned by TXU Corp., any trustee under the trust agreement or any affiliate of TXU Corp., shall be treated as if they were not outstanding for purposes of that vote or consent. (Trust Agreement, Section 1.01 ("Outstanding").)

     No vote or consent of the holders of preferred trust securities will be required for TXU Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     The administrative trustees of TXU Capital may be appointed, removed or replaced solely by TXU Corp. as the holder of the common trust securities; consequently, holders of preferred trust securities will have no rights to appoint, remove or replace the administrative trustees. (Trust Agreement, Section 8.10.)

AMENDMENTS

     The trust agreement may be amended from time to time by TXU Capital, with the approval of a majority of the administrative trustees and TXU Corp., without the consent of any holders of trust securities or the other trustees, in order to:

     (1) cure any ambiguity;

     (2) correct or supplement any provision that may be inconsistent with any other provision of the trust agreement or any amendment of the trust agreement;

     (3) make any additional provision with respect to matters or questions arising under the trust agreement;

     (4) change the name of the trust; or

     (5) modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Capital will not be classified as

         (a) an association taxable as a corporation for United States federal income tax purposes at any time that any trust securities are outstanding; or

         (b) an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of trust securities. The amendments described in items (1), (2) and
(3) above will become effective when notice of the amendment is given to the holders of trust securities. (Trust Agreement, Section 10.03(a).)

     Except as provided below, any provision of the trust agreement may be amended by the administrative trustees and TXU Corp. with:

     o The consent of holders of trust securities representing not less than a majority in aggregate liquidation amount of the trust securities then outstanding; and

     o Receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Capital to be classified for United States federal income tax purposes as an association taxable as a corporation or affect TXU Capital's exemption from the status of an "investment company" under the Investment Company Act.

(Trust Agreement, Section 10.03(b).) However, the holders of trust securities representing not less than 66-2/3% in aggregate liquidation amount of the trust securities then outstanding must consent to:

     o Any action that would materially adversely affect the powers, preferences or special rights of the preferred trust securities, whether by amendment to the trust agreement or otherwise; or

     o Any proposal with respect to the dissolution, winding-up or termination of TXU Capital, other than pursuant to the terms of the trust agreement.

(Trust Agreement, Section 6.01(c).) Further, each affected holder of trust securities must consent to any amendment to the trust agreement that:

     o Changes the amount or timing of any distribution with respect to trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of trust securities as of a specified date; or

     o Restricts the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after that date.

(Trust Agreement, Section 10.03(c).)

CO-TRUSTEES AND SEPARATE TRUSTEE

     If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Capital may at the time be located, TXU Corp., as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Corp., as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Corp., as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (Trust Agreement, Section 8.09.)

FORM, EXCHANGE, AND TRANSFER

     Preferred trust securities of any TXU Capital trust may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation amount

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Corp. for such purpose. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Capital or TXU Corp. may require. A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request

     TXU Capital will not be required to:

     o Issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed; or

     o Register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part.

(Trust Agreement, Section 5.04.)

TRANSFER AGENT AND REGISTRAR

     TXU Business Services Company will act as transfer agent and registrar for the preferred trust securities. (Trust Agreement, Section 5.04.) TXU Corp. will designate an office in the Borough of Manhattan, The City of New York through which any registrar and transfer agent acts, and TXU Corp. may subsequently change the location of that office. (Trust Agreement, Section 5.08.)

INFORMATION ABOUT THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE

     The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

DUTIES OF THE TRUSTEES

     The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The property trustee will hold the junior subordinated debentures on behalf of TXU Capital and will maintain a payment account with respect to the trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act. (Trust Agreement, Sections 2.06 and 2.07(a).)

     The administrative trustees of TXU Capital are authorized and directed to conduct the affairs of TXU Capital and to operate TXU Capital so that TXU Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified for United States federal income tax purposes as an association taxable as a corporation and so that the junior subordinated debentures will be treated as indebtedness of TXU Corp. for United States federal income tax purposes. In this regard, TXU Corp. and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that each of TXU Corp. and the administrative trustees determines in its discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (Trust Agreement, Section 2.07(d).)

GOVERNING LAW

     The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (Trust Agreement, Section 10.05.)

MISCELLANEOUS

     Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Material terms of the guarantee that TXU Corp. will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC, and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated herein by reference.

     The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

GENERAL TERMS OF THE GUARANTEE

     TXU Corp. will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Corp. may have or assert. The following payments will be subject to the guarantee (without duplication):

     o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Capital has funds available for these payments;

     o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Capital, to the extent TXU Capital has sufficient funds for payments; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Capital, except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

         (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that TXU Capital has funds available for these payments; and

         (2) the amount of assets of TXU Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Capital.

(Guarantee Agreement, Sections 1.01("Guarantee Payments") and 5.01.) TXU Corp. may satisfy its obligation to make a guarantee payment by either making a direct payment of the required amounts to the holders of preferred trust securities or causing TXU Capital to pay those amounts to those holders. (Guarantee Agreement, Section 5.01.)

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Capital does not have funds available to make those payments or to any collection of payment. (Guarantee Agreement, Section 5.05.) If TXU Corp. does not make interest payments on the junior subordinated debentures held by TXU Capital, TXU Capital will not have funds available to pay distributions on the preferred trust securities.

     The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Corp. including junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment. (Guarantee Agreement, Section 6.01.)

     TXU Corp. will enter into an Agreement as to Expenses and Liabilities with TXU Capital, to provide funds to TXU Capital as needed to pay obligations of TXU Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Corp. with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Corp. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation amount of the outstanding preferred trust securities. (Guarantee Agreement, Section 8.02.)

     All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Corp. and will inure to the benefit of the holders of the preferred trust securities then outstanding. TXU Corp. may not assign its obligations under the guarantee agreement except in connection with a consolidation, merger or sale involving TXU Corp. that is permitted under the subordinated indenture, as described below under DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES - "Consolidation, Merger and Sale of Assets." (Guarantee Agreement, Section 8.01.)

EVENTS OF DEFAULT

     An event of default under the guarantee will occur if TXU Corp. fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation amount of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Corp. to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Capital, the guarantee trustee or anyone else. (Guarantee Agreement, Section 5.04.)

     TXU Corp. will be required to provide an annual statement to the guarantee trustee about TXU Corp.'s performance of some of its obligations under the guarantee and any default in its performance of the obligations. TXU Corp. will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Corp.'s compliance with all conditions under the guarantee. (Guarantee Agreement, Sections 2.04 and 2.05.)

INFORMATION ABOUT THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (Guarantee Agreement, Section 3.02(a).)

     The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

     Subject to certain payment, reimbursement and indemnity obligations of TXU Corp. to the guarantee trustee, the guarantee will terminate and be of no further force and effect upon:

     o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

     o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

     o   Full payment of the amounts payable upon liquidation of TXU Capital.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee.

     (Guarantee Agreement, Section 7.01.)

STATUS OF THE GUARANTEE

     The guarantee will be an unsecured obligation of TXU Corp. and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Corp. including the junior subordinated debentures, except liabilities that are by their terms equal or subordinate to the guarantee in right of payment;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Corp. and with any guarantee that may be entered into by TXU Corp. in respect of any preferred or preference stock of any affiliate of TXU Corp.; and

     o   Senior to TXU Corp.'s common stock.

(Guarantee Agreement, Section 6.01.)

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Corp. to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else. (Guarantee Agreement, Sections 5.04 and 5.05.)

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, its obligations under the guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York. (Guarantee Agreement, Section 8.06.)

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures, which the property trustee will hold on behalf of TXU Capital as trust assets, will be subordinated obligations of TXU Corp. The junior subordinated debentures will be issued under a subordinated indenture between TXU Corp. and The Bank of New York, as debenture trustee.

     Material terms of the junior subordinated debentures and the subordinated indenture are summarized below. The form of the subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in the subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to TXU Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

     Because TXU Corp. is a holding company that conducts all its operations through subsidiaries, holders of the junior subordinated debentures will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas and US Holdings have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     o   The title of the junior subordinated debentures;

     o Any limit upon the total principal amount of the junior subordinated debentures;

     o The dates, or the method to determine these dates, on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the junior subordinated debentures;

     o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures, that will be payable if the maturity of the junior subordinated debentures is accelerated;

     o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the junior subordinated debentures;

     o Any additions to the events of default under the subordinated indenture or additions to the covenants of TXU Corp. under the subordinated indenture for the benefit of the holders of junior subordinated debentures;

     o If the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

     o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the junior subordinated debentures;

     o Any collateral, security, assurance or guarantee for the junior subordinated debentures; and

     o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

(Subordinated Indenture, Section 301.)

     The junior subordinated debentures will be limited in total principal amount to the sum of the aggregate liquidation amount of the preferred trust securities of TXU Capital and the consideration paid by TXU Corp. for the common trust securities of TXU Capital. The junior subordinated debentures are unsecured, subordinated obligations of TXU Corp. which rank junior to all of TXU Corp.'s Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of TXU Corp., for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Corp. unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Corp. under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (Subordinated Indenture, Section 101 ("Senior Indebtedness").) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee. (Trust Agreement, Section 9.04.)

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each junior subordinated debenture payable on any interest payment date will be paid to the person in whose name that junior subordinated debenture is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any junior subordinated debenture, the defaulted interest may be paid to the holder of such junior subordinated debenture as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that junior subordinated debenture may be listed, if the debenture trustee finds it workable. (Subordinated Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the junior subordinated debentures at maturity will be payable upon presentation of the junior subordinated debentures at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the junior subordinated debentures, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Subordinated Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of junior subordinated debentures may be registered, and junior subordinated debentures may be exchanged for other junior subordinated debentures of the same series of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may change the place for registration of transfer and exchange of the junior subordinated debentures and may designate additional places for registration and exchange. (Subordinated Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the junior subordinated debentures. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of, transfer of, or the exchange of:

     o Any junior subordinated debenture during the 15 days before giving any notice of redemption; or

     o Any junior subordinated debenture selected for redemption except the unredeemed portion of any junior subordinated debenture being redeemed in part.

(Subordinated Indenture, Section 305.)

OPTIONAL REDEMPTION

     For so long as TXU Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Capital to redeem trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (Subordinated Indenture, Section 4.04.)

INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the immediately preceding business day. These payments will have the same force and effect as if made on the date the payment was originally payable. (Subordinated Indenture, Section 113.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Corp. extends the interest period, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o   Make any guarantee payments with respect to any of the above.

     Any extension period with respect to any securities of TXU Corp. similar to the junior subordinated debentures or any other securities issued under the subordinated indenture will also apply to payments of interest on the junior subordinated debentures.

     Any extension period with respect to payment of interest on the junior subordinated debentures will also apply to:

     o Payments of interest on all similar securities of TXU Corp., including all other securities issued under the subordinated indenture;

     o   Distributions on the preferred trust securities; and

     o Distributions on all other securities of TXU Capital or any other subsidiary trust of TXU Corp. with terms substantially the same as those of the preferred trust securities.

     Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Corp. will give TXU Capital and the debenture trustee notice of its election of an extension period prior to the earlier of:

     o One business day before the record date for the distribution which would occur if TXU Corp. did not make the election to extend; or

     o The date TXU Corp. is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date.

TXU Corp. will cause TXU Capital to send notice of that election to the holders of preferred trust securities.

ADDITIONAL INTEREST

     So long as any preferred trust securities remain outstanding, if TXU Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Corp. will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (Subordinated Indenture, Section 312.)

RESTRICTION ON DIVIDEND PAYMENTS

     So long as any preferred trust securities remain outstanding, if

     o TXU Corp. is in default under the guarantee or with respect to payments on the junior subordinated debentures;

     o There has occurred and is continuing an event of default under the junior subordinated debenture; or

     o TXU Corp. has elected to extend any interest payment period with respect to the junior subordinated debentures and that period, or any extension of it, is continuing;

then, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid on shares of its common stock;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock; or

     o Make any guarantee payments with respect to any of the above (other than payments under the guarantee).

(Subordinated Indenture, Section 608.)

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the junior subordinated debentures and the subordinated indenture to a wholly-owned subsidiary, provided that no event of default under the subordinated indenture, or event that with the passage of time or the giving of required notice, or both, would become an event of default under the subordinated indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s obligations under the junior subordinated debentures and under the subordinated indenture. TXU Corp. must fully and unconditionally guarantee the payment of the obligations of the assuming subsidiary under the junior subordinated debentures and the subordinated indenture.

     If such an assignment is made, unless the terms of the assigned junior subordinated debentures state otherwise:

     o TXU Corp. will be released and discharged from all its other obligations under the junior subordinated debentures and the subordinated indenture; and

     o Any covenants made by TXU Corp. with respect to the junior subordinated debentures would become solely covenants of, and would relate only to, the assuming subsidiary; provided, however, that the restrictions on certain payments during an extension of any interest payment period, described above under - "Option to Extend Interest Payment Period," would not apply to the assuming subsidiary.

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the junior subordinated debentures of a particular series if it irrevocably deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the junior subordinated debentures. (Subordinated Indenture, Section 701.)

SUBORDINATION

     The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Corp. (Subordinated Indenture,
Section 1501.) No payment of the principal of the junior subordinated debentures

(including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

     o   Specified events of bankruptcy, insolvency or reorganization of TXU
         Corp.;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of the indebtedness; or

     o The maturity of any series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

(Subordinated Indenture, Section 1502.)

     Upon any distribution of assets of TXU Corp. to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (Subordinated Indenture, Section 1504.)

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2001, TXU Corp. had approximately $5.2 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the subordinated indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all junior subordinated debentures and the subordinated indenture;

     o Immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

(Subordinated Indenture, Section 1101.)

     The terms of the subordinated indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

EVENTS OF DEFAULT

     "Event of default" when used in the subordinated indenture with respect to any series of junior subordinated debentures, means any of the following:

     (1) Failure to pay interest including any additional interest on any junior subordinated debenture for 30 days after it is due;

     (2) Failure to pay the principal of or any premium on any junior subordinated debenture when due;

     (3) Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after TXU Corp. receives written notice from the debenture trustee or TXU Corp. and the debenture trustee receive a written notice from the holders of at least 33% in aggregate principal amount of the outstanding junior subordinated debentures of that series;

     (4) Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the junior subordinated indenture; or

     (5) Any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

(Subordinated Indenture, Section 801.)

     An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default, except a default in the payment of principal or interest, if it considers such withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the subordinated indenture for any series of junior subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of all the junior subordinated debentures of that series may declare the entire principal amount of all the junior subordinated debentures of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Subordinated Indenture, Section 802.)

     At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained by the debenture trustee, the event of default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the debenture trustee a sum sufficient to pay:

         (1) all overdue interest on all junior subordinated debentures of the series;

         (2) the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest that is currently due;

         (3) interest on overdue interest; and

         (4) all amounts due to the debenture trustee under the subordinated indenture; and

     o Any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

(Subordinated Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. (Subordinated Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (Subordinated Indenture, Section 812.)

     No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

     o The holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

     o The holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o The debenture trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing, inconsistent with such written request of holders.

(Subordinated Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal, premium or interest on a subordinated junior debenture on or after the applicable due date. (Subordinated Indenture, Section 808.)

     TXU Corp. will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the subordinated indenture. (Subordinated Indenture, Section 606.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Corp. as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Corp. to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation amount of its preferred trust securities. (Subordinated Indenture, Section 610.)

     The holders of preferred trust securities would not be able to exercise directly against TXU Corp. any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Corp. to the fullest extent permitted by law. (Subordinated Indenture, Section 807.)

MODIFICATION AND WAIVER

     Without the consent of any holder of junior subordinated debentures, TXU Corp. and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the subordinated indenture and in the junior subordinated debentures;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the subordinated indenture;

     o   To add additional events of default under the subordinated indenture;

     o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

         (1) when the consent of the holders of junior subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

         (2) when  no  junior  subordinated   debentures  of  the  affected
             series  remain  outstanding  under  the subordinated indenture;

     o To provide collateral security for all but not part of the junior subordinated debentures;

     o To establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment by a separate or successor debenture trustee or debenture co-trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

     o To change any place where principal, premium and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served;

     o   To cure any ambiguity or inconsistency; or

     o To make any other provisions with respect to matters and questions arising under the subordinated indenture, provided that the action will not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

(Subordinated Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the subordinated indenture. (Subordinated Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Corp. and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Subordinated Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding, considered as one class, is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series the consent of the holders of which is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture, or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the junior subordinated debentures of that series; or

     o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them.

     A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation amount of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation amount of all such preferred trust securities then outstanding which would be affected. (Subordinated Indenture, Section 1202.)

     The subordinated indenture provides that junior subordinated debentures owned by TXU Corp. or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101 ("Outstanding").)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or in exchange for junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the junior subordinated debenture. (Subordinated Indenture, Section 104.)

RESIGNATION OF THE DEBENTURE TRUSTEE

     The debenture trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and TXU Corp. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to


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a trustee appointed by act of the holders, if TXU Corp. has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor debenture trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as debenture trustee in accordance with the subordinated indenture. (Subordinated Indenture, Section 910.)

NOTICES

     Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register for junior subordinated debentures. (Subordinated Indenture, Section 106.)

TITLE

     TXU Corp., the debenture trustee, and any agent of TXU Corp. or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not such junior subordinated debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

GOVERNING LAW

     The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Subordinated Indenture, Section 112.)

INFORMATION ABOUT THE DEBENTURE TRUSTEE

     The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     TXU Corp. and TXU Capital may offer any of the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities described in this prospectus (Offered Securities) by one or more of the following methods:

     o SALES TO ONE OR MORE UNDERWRITERS OR DEALERS FOR PUBLIC OFFERING AND RESALE - If underwriters are used in the sale of any of the Offered Securities, the underwriters will purchase the securities from TXU Corp. or TXU Capital for their own account. The underwriters may then resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters in an underwritten offering will be obligated to purchase all the securities so offered if any are purchased. If a dealer is used in the sale of any Offered Securities, TXU Corp. or TXU Capital will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

     o SALES TO INVESTORS THROUGH ONE OR MORE AGENTS - TXU Corp. or TXU Capital may designate one or more agents to sell any of the Offered Securities.

     o SALES TO INVESTORS DIRECTLY - TXU Corp. or TXU Capital may sell any of the Offered Securities directly. In that case, no underwriters or agents would be involved.

     Underwriters, dealers and agents that participate in the distribution of any of the Offered Securities may be underwriters as defined in the Securities Act of 1933, as amended (Securities Act) and any discounts or commissions


                                       37
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received by them from TXU Corp. or TXU Capital and any profit on the resale by them of those Offered Securities may be treated as underwriting discounts under the Securities Act. We will identify any underwriters, dealers or agents and describe their compensation in the applicable prospectus supplement.

     TXU Corp. or TXU Capital may authorize agents and underwriters to solicit offers by certain institutions to purchase any of the Offered Securities at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Corp. may have agreements with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

     TXU Corp. or TXU Capital may also offer and sell any of the Offered Securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (remarketing firms), acting as principals for their own accounts or as agents for TXU Corp. or TXU Capital. Any remarketing firm will be identified and the terms of its agreement, if any, with TXU Corp. or TXU Capital and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

     Each series of Offered Securities will be a new issue, and other than the common stock of TXU Corp., which is listed on the New York, Chicago and Pacific stock exchanges, will have no established trading market. TXU Corp. may decide to list any series of Offered Securities on a securities exchange, or in the case of its common stock, on any additional exchange. However, TXU Corp. will not be obligated to list any Offered Securities on an exchange unless it states otherwise in a prospectus supplement. TXU Corp. cannot assure that there will be any liquidity of the trading market for any of the Offered Securities.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Corp. or its subsidiaries in the ordinary course of business.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the year ended December 31, 2001, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus in reliance upon the report of such independent auditors given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated in this prospectus by reference, Deloitte & Touche LLP will apply limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which will be incorporated by reference in this prospectus, Deloitte & Touche LLP will not audit and will not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act with respect to the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock or the preferred trust securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

     Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for TXU Corp. and TXU Capital. The legality of the other securities offered in this prospectus will be passed upon for TXU Corp. and TXU


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Capital by Hunton & Williams, Dallas, Texas, and by Thelen Reid & Priest LLP,
New York, New York, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters pertaining to incorporation of TXU Corp. and all other matters of Texas law will be passed upon only by Hunton & Williams. At December 31, 2001, the fair market value of securities of TXU Corp. and its subsidiaries owned by attorneys at each of the firms of Hunton & Williams and Thelen Reid & Priest LLP participating in the representation of the registrants in connection with the preparation of this prospectus was approximately $437,000 and $196,000, respectively. Each of Robert A. Wooldridge, a partner at Hunton & Williams, and Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is a director of certain subsidiaries of TXU Corp.


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                                    TXU CORP.